Exhibit (b)(1)

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of August 15, 2023

among

RETAILCO, LLC,
TXEX ENERGY INVESTMENTS, LLC, and
NUDEVCO RETAIL, LLC,
as Borrowers,

WILLIAM KEITH MAXWELL III,
ELECTRIC HOLDCO, LLC, and
NUDEVCO RETAIL HOLDINGS, LLC
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

WOODFOREST NATIONAL BANK,
as Administrative Agent

WOODFOREST NATIONAL BANK,
as the Lead Arranger and Sole Bookrunner

and

ORIGIN BANK,
as the Syndication Agent

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Credit Agreement and Guaranty – Page ii

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INDEX TO SCHEDULES

Schedule	Description of Schedule	Section
2.1	Commitments and Applicable Percentages	2.1
5.6(b)	Owned Real Property	5.6
5.6(c)	Leased Real Property (Lessee)	5.6
5.9	Taxes	5.9
5.13	Subsidiaries	5.13
5.27	Material Agreements	5.27
6.19	Post-Closing Matters	6.19
7.1	Existing Debt	7.1
7.2	Existing Liens	7.2
7.5	Existing Investments	7.5
7.7	Transactions with Affiliates	7.7
11.11	Notices	11.11

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section
A	Assignment and Assumption	1.1
B	Compliance Certificate	1.1
C	Term Loan Notes	1.1
D	Guarantor Joinder Agreement	1.1
E	Borrowing Request	1.1
F	Tax Forms	3.4(g)

Credit Agreement and Guaranty – Page v

CREDIT AGREEMENT AND GUARANTY

THIS CREDIT AGREEMENT AND GUARANTY (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 15, 2023, is among RETAILCO, LLC, a Texas limited liability company (“Retailco”), TXEX ENERGY INVESTMENTS, LLC, a Texas limited liability company (“TxEx”), NUDEVCO RETAIL, LLC, a Texas limited liability company (“NuDevco” and together with Retailco and TxEx collectively, the “Borrowers” and each a “Borrower”), WILLIAM KEITH MAXWELL III, an individual (“Maxwell”), ELECTRIC HOLDCO, LLC, a Texas limited liability company (“Electric HoldCo”), NUDEVCO RETAIL HOLDINGS, LLC, a Texas limited liability company (“NuDevco Holdings”) and each of the other Guarantors from time to time party hereto, the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and WOODFOREST NATIONAL BANK, a national banking association, as Administrative Agent.

RECITALS

Borrowers have requested that Lenders extend credit to Borrowers as described in this Agreement the proceeds of which will be used as set forth in Section 5.10 herein. Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Account” means an account, as defined in the UCC.

“Acquisition” means the acquisition by any Person of (a) (i) a majority of the Equity Interests of another Person or (ii) the Equity Interests of a Person pursuant to the Tender Offer, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a business unit or line of business of another Person, in each case (i) whether or not involving a merger, or consolidation with such other Person and (ii) whether in one (1) transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by any Borrower or any of its Subsidiaries that is a Guarantor for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by any Borrower or any of its Subsidiaries that are Guarantors.

“Acquisition Test Date” has the meaning set forth in Section 7.5(e)(iii).

“Additional Guarantor” has the meaning set forth in Section 12.12.

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“Adjusted EBITDA” means, for any period, the EBITDA of the Borrowers, after giving effect to adjustments approved in writing by the Administrative Agent; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio as required by Section 8.1: (a) for the First Test Period, Adjusted EBITDA shall be annualized by taking the amount of Adjusted EBITDA for such fiscal quarter constituting the First Test Period, and multiplying it by four (4); (b) for the Second Test Period, such Adjusted EBITDA shall be annualized by taking the amount of Adjusted EBITDA for the two (2) fiscal quarters ending on the last day of the Second Test Period, and multiplying it by two (2); and (c) for the Third Test Period, Adjusted EBITDA shall be annualized by taking the amount of Adjusted EBITDA for the three (3) fiscal quarters ending on the last day of the Third Test Period, and multiplying it by four (4) and dividing it by three (3).

“Administrative Agent” or “Agent” means Woodforest National Bank, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one (1) or more intermediaries, Controls is Controlled by, or is under common Control with, the specified Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; or (c) 10% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided, however, in no event shall any Lender be deemed an Affiliate of Borrowers or any of their Subsidiaries or Affiliates.

“Affiliated Debt” has the meaning set forth in Section 12.5.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Anti-Corruption Laws” means all state or federal Laws, rules, and regulations applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption legislation in other jurisdictions.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.21.

“Applicable Margin” means (a) in the case of a Base Rate Loan, three percent (3.0%) per annum and (b) in the case of a SOFR Loan, four percent (4.0%) per annum.

“Applicable Percentage” means, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by such Term Loan Lender’s Term Loan Commitment at such time (or, at any time after the Closing Date, the Total Credit Exposure of such Term Loan Lender at such time); provided that if the Term Loan Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Lender with respect to the Term Loan Facility shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

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“Applicable Rate” means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin and (b) in the case of a SOFR Loan, Term SOFR plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Woodforest National Bank, in its capacity as lead arranger and sole book runner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Authorized Party” has the meaning set forth in Section 11.11(d)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b)(4).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Bank Product Provider in connection with any of the Bank Products, including without limitation, Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party pursuant to the Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

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“Bank Product Provider” means (a) any Person that, at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement, or (b) any assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Bank Products” means (a) any bank service provided to, facility extended to, or transaction entered into with, any Loan Party by any Bank Product Provider, including, without limitation, (i) credit cards, (ii) credit card processing services, (iii) any debit card program or stored value cards, (iv) commercial cards and purchasing cards, (v) ACH transactions, (vi) cash management and treasury management services and products (including, without limitation, zero balance or controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions return items, overdrafts and interstate depository network services), and (vii) any guaranty, indemnity agreement, or other similar arrangement entered into by any Cash Management Provider with or in favor of any Person in connection with the provision of any of the foregoing and (b) Hedge Agreements.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.5%); and (c) Term SOFR for a one-month tenor in effect on such day plus one percent (1.00%).

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Persons identified as such in the introductory paragraph hereto, and their successors and assigns to the extent permitted by Section 11.8.

“Borrower Materials” has the meaning set forth in Section 11.11(e).

“Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Lenders pursuant to Section 2.1.

“Borrowing Request” means a writing, substantially in the form of Exhibit E, properly completed and signed by the Borrowers, requesting a Borrowing.

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“Business Day” means shall mean any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or a day on which Administrative Agent is not open for commercial banking business in Houston, Texas. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Management Provider” means Elan Financial Services, Paysafe, and other third party providers engaged by any Lender to provide credit cards, merchant cards, commercial cards, purchasing cards and similar products to a Loan Party.

“CFC” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) (i) Maxwell (or trusts or other entities established for the benefit of Maxwell or his family members which are Controlled by Maxwell) (x) ceases to, directly or indirectly, beneficially own at least fifty-one percent (51.0%) of the Class A common shares and Class B common shares, calculated on a combined basis, of Via Renewables or (y) ceases to, directly or indirectly, beneficially own one hundred percent (100.0%) of the Equity Interests of TxEx, Retailco, or NuDevco, (ii) Maxwell ceases to Control Via Renewables, TxEx, Retailco, or NuDevco, or (iii) TxEx shall cease for any reason to own and Control directly 100% of Retailco; or

(b) a majority of the seats (other than vacant seats) on the board of directors of any Borrower or other governing body thereof are occupied at any time by Persons who were neither (i) members of such Borrower or members of another governing body thereof on the date of this Agreement nor (ii) nominated or appointed by the members of such Borrower or other governing body thereof; or

(c) (i) TxEx shall at any time cease to own and Control, directly, one hundred percent (100%) of the issued and outstanding Equity Interests of Electric HoldCo, (ii) Electric HoldCo shall at any time cease to own and Control, directly, one hundred percent (100%) of the issued and outstanding Equity Interests of NuDevco Holdings, (iii) NuDevco Holdings shall at any time cease to own and Control, directly, one hundred percent (100%) of the issued and outstanding Equity Interests of NuDevco, or (iv) any Borrower shall at any time cease to own and Control, directly, one hundred percent (100%) of the issued and outstanding Equity Interests of any of its Subsidiaries that is a Loan Party.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.10.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the regulations promulgated thereunder.

“Collateral” means substantially all of the Property of Borrowers and their Subsidiaries that are Guarantors as described in the Security Documents, together with any other Property and collateral described in the Security Documents, including, among other things, (i) the Properties encumbered by the Mortgages and any Property which may now or hereafter secure the Obligations or any part thereof, and (ii) all of TxEx’s Equity Interests in Retailco and Electric HoldCo, all of the Class B common shares of Via Renewables owned by Retailco and NuDevco, all of Electric HoldCo’s Equity Interests in NuDevco Holdings, and all of NuDevco Holdings’ Equity Interests in NuDevco; provided that Collateral shall in no event include any Excluded Asset.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means a Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to Section 11.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by Borrowers and Administrative Agent, prepared by and certified by a Responsible Officer of Borrowers.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Term Loan Borrowing.

“Curative Equity” means any cash equity contribution (which equity shall be in the form of common equity or preferred equity) made to Borrowers and which is designated “Curative Equity” by Borrowers pursuant to Section 8.2 at the time it is contributed.

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“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or which are being properly contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP are being maintained; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; and (o) all obligations of such Person in respect of Disqualified Equity Interests.

For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors, including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to a Base Rate Loan plus (iii) five percent (5.0%) per annum; provided, however, that with respect to a SOFR Loan, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus five percent (5.0%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

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“Defaulting Lender” means, subject to Section 11.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowers, Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrowers, to confirm in writing to Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.22(b)) upon delivery of written notice of such determination to Borrowers and each Lender.

“Disposition” means any sale, lease, sub-lease, license, transfer, assignment, conveyance, release, loss or other disposition, or the entry into any contract the performance of which would result in any of the foregoing, of any interest in Property, or of any interest in a Subsidiary that owns Property, in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the U.S.

“EBITDA” means, for any period:

(a) the sum of net income (or loss) of Borrowers for such period, plus

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(b) the following expenses or charges to the extent deducted in determining the net income (or loss) of Borrowers for such period and without duplication: (i) interest, (ii) federal and state income and franchise taxes, (iii) depreciation and amortization, (iv) any extraordinary non-recurring charges approved by Administrative Agent during such period as determined by Borrowers in good faith and as approved by Administrative Agent in Administrative Agent’s Permitted Discretion, (v) any non-cash costs or expenses during such period as determined by Borrowers in good faith and approved by Administrative Agent in Administrative Agent’s Permitted Discretion, and (vi) any fees or expenses in incurred or paid by the Borrowers paid in connection with the execution and delivery of this Agreement and the other Loan Documents on or prior to the Closing Date in an aggregate amount not to exceed an amount approved in writing by Administrative Agent, minus

(c) the following to the extent intended in calculating such net income (or loss) of Borrowers for such period: (i) federal and state income and franchise tax credits for such period, and (ii) any extraordinary non-recurring gains increasing such net income (or loss) of Borrowers for such period as determined by Borrowers in good faith and approved by Administrative Agent in Administrative Agent’s Permitted Discretion.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electric HoldCo” has the meaning set forth in the introductory paragraph hereto.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, 16 U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

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“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Equipment” means equipment, as defined in the UCC.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Loan Party, is under common control (within the meaning of Section 414(c) of the Code) with a Loan Party, or is otherwise considered a single employer with a Loan Party pursuant to Sections 414(m) or (o) of the Code, for purposes of the provisions relating to Section 412 of the Code or Section 303 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Code or is in endangered or critical status under Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 10.12(a).

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“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Accounts” means (a) each deposit account of a Loan Party all or substantially all of the deposits in which consist of amounts utilized to fund payroll, payroll taxes, employee benefits or tax obligations, (b) fiduciary or escrow accounts, (c) “zero balance” accounts, and (d) other deposit accounts of the Loan Parties so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $20,000.00; provided that the aggregate daily maximum balance for all such deposit accounts excluded pursuant to this clause (d) on any day shall not exceed $50,000.00.

“Excluded Assets” means (a) voting Equity Interests in excess of 65% of the total voting Equity Interests in any Excluded Subsidiary for so long as the Code would impose adverse Tax consequences to a pledge of such Equity Interests in excess of such amount; provided that the foregoing exclusion shall, with respect to any Subsidiary that is an Excluded Subsidiary at the time of grant of such pledge or hypothecation, automatically cease to apply at any time such Subsidiary is not an Excluded Subsidiary or the Code would no longer impose adverse Tax consequences to a pledge of such Equity Interests in excess of such amount; (b) the assets of any Excluded Subsidiary (including 100% of the Equity Interests in any Subsidiary whose immediate parent is an Excluded Subsidiary) for so long as the Code would impose adverse Tax consequences to a pledge of such assets; provided that the foregoing exclusion shall, with respect to the assets of any Subsidiary that is an Excluded Subsidiary at the time of grant of such pledge or hypothecation, automatically cease to apply at any time such Subsidiary is not an Excluded Subsidiary or the Code would no longer impose adverse Tax consequences to a pledge of such assets; (c) Excluded Accounts; (d) Margin Stock; (e) for so long as the “Discharge of Senior Obligations” as defined in the Subordination Agreement (as defined in the Subordinated Retailco Note) has not occurred, the Subordinated Retailco Note; and (f) the owned real property as set forth on Schedule 5.6(b) as of the Closing Date.

“Excluded Subsidiary” means (a) any Subsidiary of a Borrower that is also (a) a CFC, (b) a Domestic Subsidiary whose immediate parent is a CFC or (c) any Subsidiary where all or substantially all of the assets of that Subsidiary (directly or through Subsidiaries) consist of Equity Interests or Debt of one or more Foreign Subsidiaries that are CFCs and (b) the following Subsidiaries of TxEx and Retailco, respectively: Fuelco Energy, LLC and National Gas and Electric, LLC.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by Borrowers or any other Loan Party) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 3.6(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means the Term Loan Facility.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, however, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain that certain engagement letter dated as of May 18, 2023 by and between Retailco and Administrative Agent, including that certain appended fee letter dated as of May 18, 2023 between Retailco and Woodforest National Bank, and any other fee letter among any Borrower and Administrative Agent, Arranger and/or Woodforest National Bank concerning fees to be paid by Borrowers in connection with this Agreement, including any amendments, supplements, restatements or modifications thereof. By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, Arranger and/or Woodforest National Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with the Loan Documents.

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“Financial Covenant” means the covenant set forth in Section 8.1.

“First Test Date” has the meaning set forth in Section 7.5(e)(iii).

“First Test Period” shall have the meaning set forth in the definition of “Test Period” therefor.

“Fixed Charge Coverage Ratio” means, as of any day and for any period of determination, the ratio of (a) Adjusted EBITDA of Borrowers for such period, minus (i) cash federal and state income tax expense for such period (or, to the extent that Borrowers are a “pass-through” entity for tax purposes, the amount of Permitted Tax Distributions) for such period, minus (ii) cash Restricted Payments for such period (other than Permitted Tax Distributions) to (b) the sum of (i) cash Interest Expense of Borrowers for such period, plus (ii) that principal portion of the long-term Debt of Borrowers, and that portion of the Capitalized Lease Obligations of Borrower, which will be due and payable in the twelve (12) months immediately following such date of determination for such period.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate of interest equal to one percent (1.0%).

“Foreign Lender” means (a) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes.

“Foreign Subsidiaries” means each Subsidiary other than a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning set forth in Section 12.14.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

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“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement in the form of Exhibit D hereto.

“Guarantors” means, collectively, Parent Guarantor, Electric HoldCo, NuDevco Holdings and each Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, including any Person who becomes a party to this Agreement pursuant to a Guarantor Joinder Agreement, and “Guarantor” means any one of the Guarantors; provided that no Excluded Subsidiary shall in any event be a Guarantor for so long as the Code would impose adverse Tax consequences with respect to such Excluded Subsidiary’s status as a Guarantor and provided further that in no event shall Fuelco Energy, LLC or National Gas and Electric, LLC be required to be a Guarantor.

“Guaranty” means, collectively, the guaranty made by the Loan Parties party to this Agreement pursuant to Article 12 and each other a written guaranty executed by one or more of the other Guarantors in favor of Administrative Agent, for the benefit of Secured Parties, in form and substance satisfactory to Administrative Agent.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, any petroleum and petroleum byproducts, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas), polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives, and mold. “Hazardous Materials” shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act (33 U.S.C. Paragraph 1251 et seq.); (iii) defined as a “solid or hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Paragraph 6901 et seq.); (iv) defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Paragraph 9601 et seq.); (v) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); (vi) chemicals, elements, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable federal, state or local Environmental Laws; (vii) polychlorinated biphenyls; (viii) “pesticides” as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (ix) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; (x) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; (xi) “hazardous materials” as defined in the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; (xii) “hazardous air pollutants” as defined in the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and (xiii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.

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“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), (c) any and all Master Agreements and any and all related confirmations and (d) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Incremental Commitment” has the meaning specified in Section 2.11(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.11(c).

“Incremental Lender” has the meaning specified in Section 2.11(b).

“Incremental Lender Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.11 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 11.26.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, industrial designs and other types of intellectual Property, in whatever form, now owned or hereafter acquired.

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“Interest Expense” means, for any period, the sum (without duplication) of the following: all interest and commitment fees in respect of Debt of Borrowers (including imputed interest on Capitalized Lease Obligations) which are incurred during such period, whether accrued or expensed in such period, it being understood and agreed that underwriting fees, structuring fees, arrangement fees, upfront fees, fronting fees, other fees similar to the shall not be deemed to be commitment fees not included in the calculation of Interest Expense; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio as required by Section 8.1: (a) for the First Test Period, Interest Expense shall be annualized by taking the amount of Interest Expense for such fiscal quarter constituting the First Test Period, and multiplying it by four (4); (b) for the Second Test Period, such Interest Expense shall be annualized by taking the amount of Interest Expense for the two (2) fiscal quarters ending on the last day of the Second Test Period, and multiplying it by two (2); and (c) for the Third Test Period, Interest Expense shall be annualized by taking the amount of Interest Expense for the three (3) fiscal quarters ending on the last day of the Third Test Period, and multiplying it by four (4) and dividing it by three (3).

“Interest Period” means with respect to any Loan or Borrowing, the period commencing on the twentieth (20th) day of each calendar month and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (in each case subject to the availability thereof); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date, and (d) no tenor that has been removed from this definition pursuant to Section 3.3(b)(4) shall be available for specification in such Borrowing Request.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“Inventory” means inventory, as defined in the UCC.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under a lease or license of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto, and their respective successors and assigns permitted hereunder, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.

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“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, Tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of Law, or otherwise, affecting such Property and (b) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Loan” means an extension of credit by a Lender to Borrowers under Article 2 in the form of a Term Loan.

“Loan Documents” means (in each case, as amended, restated, amended and restated, supplemented, increased or modified): this Agreement, each Guaranty, the Security Documents, the Notes, each Compliance Certificate, and all other promissory notes, security agreements, subordination agreements, deeds of trust, assignments, letters of credit, guaranties, financial statement, report, certificate, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loan Party” means Borrowers, Parent Guarantor, Electric HoldCo, NuDevco Holdings, and each other Guarantor or any other Person who is or becomes party to any agreement with any Secured Party that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Margin Stock” means margin stock within the meaning of Regulations T, U, and X of the Board of Governors.

“Material Adverse Effect” means any act, event, omission, condition, or circumstance which could (singly or in the aggregate) materially and adversely affect (a) the operations, business, Properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of (i) any Borrower, (ii) any Borrower and its Subsidiaries taken as a whole, or (iii) any Guarantor; (b) the ability of any Loan Party to perform its material obligations under any Loan Document; (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Lender under any Loan Document, in each case based on the determination of the Administrative Agent in its sole discretion.

“Material Agreement” means, with respect to any Person, (a) each contract or agreement listed on Schedule 5.27, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $50,000.00 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” means Debt (other than the Obligations under the Loan Documents), of Borrowers or any of their Subsidiaries in an aggregate principal amount exceeding $100,000.00.

“Maturity Date” means, with respect the Term Loan, August 15, 2026, or such earlier date on which the Term Loan Commitment of each Term Loan Lender terminates as provided in this Agreement; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

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“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law) or other applicable Law. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrowers at the time of such change in the Maximum Rate.

“MIRE Event” means the increase, extension or renewal of any Commitments or Loans (but excluding (x) any continuation or conversion of Borrowings or (y) the making of any Credit Extension) at any time that the Obligations may be secured by one or more Mortgages.

“Moody’s” has the meaning set forth in Section 7.5.

“Mortgages” means, collectively, the mortgages, leasehold mortgages, deeds of trust or leasehold deeds of trust now or hereafter encumbering any Borrower’s or any of its Subsidiaries’ fee or leasehold estates in the Property as described therein in favor of Administrative Agent, for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent. For the avoidance of doubt, there are no Mortgages on the Closing Date.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise, with respect to a Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.10 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Term Loan Notes and “Note” means any one of the Notes.

“Notice Period” has the meaning set forth in Section 2.10.

“NuDevco” has the meaning set forth in the introductory paragraph hereto.

“NuDevco Holdings” has the meaning set forth in the introductory paragraph hereto.

“Obligations” means all obligations, indebtedness, and liabilities of each Borrower, each Guarantor and each other Loan Party to Administrative Agent, each Lender and each other Secured Party now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements or the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof and the Loan Parties’ obligations to pay, discharge and satisfy Erroneous Payment Subrogation Rights; provided that, as to any Loan Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.

Credit Agreement and Guaranty – Page 20

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Guaranties” has the meaning set forth in Section 12.11.

“Other Guarantors” has the meaning set forth in Section 12.11.

“Other Taxes” means all present or future stamp, court or documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Term Loans after giving effect to any borrowings and prepayments or repayments of the Term Loans occurring on such date.

“Parent Guarantor” means Maxwell.

“Participant” means any Person (other than (a) a natural Person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, (c) a Defaulting Lender, or (d) Borrowers or any of Borrowers’ Affiliates or Subsidiaries or any other Loan Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into Law October 26, 2001).

“Payment Date” means the twentieth (20th) day of each March, June, September and December during the term of this Agreement, commencing on September 20, 2023, and on the Maturity Date.

“Payment Recipient” has the meaning assigned to it in Section 10.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

Credit Agreement and Guaranty – Page 21

“Permitted Discretion” means the Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with the customary business practices of Administrative Agent in connection with comparable asset-based lending facilities.

“Permitted Liens” means those Liens permitted by Section 7.2.

“Permitted Tax Distributions” means, with respect to any Person, for any taxable period after the Closing Date during which time such Person is a pass-through entity for income Tax purposes, any Restricted Payment to the holders of such Person’s stock or other Equity Interests to permit such holders to pay federal income Taxes and all relevant state and local income Taxes at a rate equal to the highest marginal applicable Tax rate imposed on any such holder (or, with respect to any holder that is a pass-through entity for income Tax purposes, any direct or indirect owner of such holder) for the applicable Tax year, however denominated (together with any interest, penalties, additions to Tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holders as partners, members or owners of such Person under federal, state, and local income Tax Laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person, provided, however, the computation of Tax distributions under this definition shall take into account the carryovers of items of loss, deduction and expense previously allocated by such Person to holders of its Equity Interests, such that net taxable losses, if any, from the prior taxable year will be deducted from the current taxable year’s taxable income (but only to the extent such losses are reasonably expected to be used by such holders against the current taxable year’s taxable income, taking into account any limitations on the use of losses under applicable Tax Laws) before applying the appropriate Tax rate.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means, on any day, the rate published by The Wall Street Journal as being the prime rate for that day. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. Administrative Agent, any Lender or Woodforest National Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 11.11.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 11.11(e).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Support Documents” means, with respect to any real Property which is owned or leased by any Borrower or any of its Subsidiaries, such mortgagee title insurance policies (in amounts and with endorsements acceptable to Administrative Agent), surveys, environmental assessment reports, environmental questionnaires, flood hazard certifications, evidence of flood insurance, if required, and other mortgage-related documents as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Recipient” means Administrative Agent or any Lender, as applicable.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by any Borrower or any other Loan Party to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Release Date” means the last to occur of the dates on which Liens securing the Obligations may be released pursuant to Section 10.9(a)(i)(x).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” has the meaning set forth in Section 10.6(b).

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“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, at any time, (a) other than as provided in clause (b), two or more Lenders having Total Credit Exposures representing more than 50.0% of the Total Credit Exposures of all Lenders, and (b) at any time there is only one Lender, such Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the manager, chief executive officer, president, vice-president, chief financial officer, treasurer, secretary or assistant secretary of a Loan Party (or the manager, chief executive officer, president, vice-president, chief financial officer, treasurer, secretary or assistant secretary of the general partner or managing member of a Loan Party, as applicable); solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, collectively, (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of any Borrower or any Subsidiary of any Borrower, and (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interest or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Retailco” has the meaning set forth in the introductory paragraph hereto.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“S&P” has the meaning set forth in Section 7.5.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or any other similar lists maintained by any foreign government, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

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“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Test Period” shall have the meaning set forth in the definition of “Test Period” therefor.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, each Bank Product Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means the Pledge and Security Agreement dated of even date herewith executed by each of the Borrowers, as grantor, in favor of Administrative Agent, as Secured Party, for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent, pursuant to which certain of the Equity Interests owned by the grantors, and certain other assets of the Borrowers and their Subsidiaries, are pledged as Collateral as more particularly described therein.

“Security Documents” means the Security Agreement and each and every security agreement, pledge agreement, deed of trust, Mortgage, Collateral Access Agreement, control agreement, collateral assignment, transfer power, or other collateral security agreement and all other instruments, documents and agreements required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means each Loan bearing interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person, as of any date of determination, (a) that the fair value and the fair salable value of the assets of such Person are, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and (d) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Spark HoldCo” means Spark HoldCo, LLC, a Delaware limited liability company.

“Specified Financial Covenant” has the meaning set forth in Section 8.2.

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“Subordinated Debt” means any Debt of any Borrower or any of its Subsidiaries which is subordinated in writing to the payment of the Obligations upon terms satisfactory to the Administrative Agent.

“Subordination Provisions” has the meaning set forth in Section 9.1(p).

“Subordinated Retailco Note” means that certain Amended and Restated Subordinated Promissory Note No. 7 issued by Via Renewables and Spark HoldCo to Retailco dated June 30, 2022 (as amended, restated, supplemented, modified or replaced).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Sureties” has the meaning set forth in Section 12.3(b).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means with respect to any Acquisition or proposed Acquisition, the entity being acquired or proposed to be acquired pursuant to such Acquisition or proposed Acquisition, including, for the avoidance of doubt, the entity whose common stock is the subject of the Tender Offer.

“Tax Return” means any return (including any information report or return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of any Tax.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a tender offer by Retailco to purchase for cash all of the outstanding shares of a certain class of common stock of an Affiliate of the Borrowers, in accordance with the Tender Offer Documents.

“Tender Offer Documents” means, with respect to the Tender Offer, (a) Schedule TO (tender offer statement), including the offer to purchase and all other Exhibits to such Schedule TO, and all other documents and materials filed with the SEC and (b) all agreements and documents required to be entered into or delivered pursuant to or in connection with the Tender Offer.

“Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility, and all of such advances by the Term Loan Lenders, collectively, the “Term Loans”.

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“Term Loan Advancing Termination Date” means August 15, 2025 (the “Term Loan Conversion Date”), or if the Term Loan Commitment of each Term Loan Lender otherwise terminates as provided by the terms of this Agreement on an earlier date, such earlier date.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Term Loan Lenders pursuant to Section 2.1(a).

“Term Loan Commitment” means, as to each Term Loan Lender prior to the Term Loan Advancing Termination Date, its obligation to make a Term Loan to Borrowers pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment” (or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable), as such amount may be adjusted from time to time in accordance with this Agreement; and the aggregate Term Loan Commitments of all Term Loan Lenders not to exceed the Term Loan Maximum Amount.

“Term Loan Conversion Date” shall have the meaning set forth in the definition of “Term Loan Advancing Termination Date”.

“Term Loan Facility” means (a) at any time prior to the Term Loan Advancing Termination Date, the aggregate amount of the Term Loan Commitments at such time, and (b) at any time after the Closing Date, the Total Credit Exposure of all Term Loan Lenders at such time.

“Term Loan Lender” means (a) at any time prior to the Term Loan Advancing Termination Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Term Loan at such time.

“Term Loan Maximum Amount” means the amount set forth in Schedule 2.1 as the “Term Loan Maximum Amount”, as such amount may be adjusted from time to time in accordance with this Agreement; provided that the Term Loan Maximum Amount shall not exceed $55,000,000 at any time.

“Term Loan Note” means a promissory note of Borrowers payable to the order of a Term Loan Lender evidencing the advancing Term Loan made by such Term Loan Lender, in substantially the form of Exhibit C.

“Term SOFR” means, for any calculation with respect to:

(1)
a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Houston, Texas time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

Credit Agreement and Guaranty – Page 27

(2)
a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Houston, Texas time) on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, the four (4) consecutive fiscal quarters of Borrowers then last ended (in each case taken as one (1) accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement; provided further that the “First Test Period” shall mean the first full fiscal quarter of Borrowers following the second Credit Extension, the “Second Test Period” shall mean the fiscal quarter of Borrowers immediately following the First Test Period, and the “Third Test Period” shall mean the fiscal quarter of Borrowers immediately following the Second Test Period.

“Third Test Period” shall have the meaning set forth in the definition of “Test Period” therefor.

“Total Credit Exposure” means, as to any Lender at any time, the unused Term Loan Commitment and the Outstanding Amount of the Term Loans of such Lender at such time.

“TxEx” has the meaning set forth in the introductory paragraph hereto.

“Type” means, with respect to a Loan, refers to whether such Loan is a Base Rate Loan or a SOFR Loan, and, with respect to a Borrowing, refers to whether such Borrowing is a Base Rate Borrowing or a SOFR Borrowing.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulatory Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each plan year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Via Renewables” means Via Renewables, Inc., a Delaware corporation.

“Via Renewables Credit Agreement” means that certain Credit Agreement dated as of June 30, 2022, among Via Renewables, as Parent, the Co-Borrowers party thereto, Woodforest National Bank, as administrative agent, and the several financial institutions from time to time party thereto, as from time to time amended, restated, amended and restated, supplemented or otherwise modified.

“Withholding Agent” means each of the Loan Parties and Administrative Agent.

“Woodforest National Bank” means Woodforest National Bank, a national banking association, and its successors and assigns.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person, or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.2 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 5.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Debt of Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrowers or the Required Lenders shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrowers shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements described in Section 5.2 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrowers or the Required Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4 [Reserved].

Section 1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

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Section 1.6 Interpretative Provision. For purposes of Section 9.1, a breach of a Financial Covenant shall be deemed to have occurred as of any date of determination thereof by Borrowers, the Required Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

Section 1.8 Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Texas Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 The Loans.

(a) Advancing Term Loan. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make, prior to the Term Loan Advancing Termination Date, one or more advances to Borrowers in an amount not to exceed such Term Loan Lender’s Term Loan Commitment for the purposes set forth in Section 5.10 (and the amount of all such advances of Term Loans made by all Term Loan Lenders in the aggregate shall not to exceed the Term Loan Maximum Amount). Borrowers may borrow Term Loans at any time and from time to time from the Closing Date to the earlier of (i) the Term Loan Advancing Termination Date or (ii) the termination of each Lender’s Commitment hereunder. If, by virtue of payments made on the Term Loan Notes, the principal amount owed on the Term Loan Notes during their term reaches zero at any point, Borrowers agree that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Term Loans made thereafter or other Obligations under the Loan Documents, and Administrative Agent, Lenders and Secured Parties shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Administrative Agent in accordance with Sections 10.9 and 11.10 and the other requirements of this Agreement. Borrowers may not borrow, repay, and reborrow the Term Loans.

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(b) Borrowing Procedure. Each Borrowing shall be made upon Borrowers’ irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (Central Time) two (2) Business Days prior to the requested date of any Borrowing. Each telephonic notice by Borrowers pursuant to this Section 2.1(b) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrowers. Each Borrowing shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; provided that a Borrowing may be in an amount equal to the remaining available and unused Term Loan Commitments and provided further that the initial Borrowing shall not exceed the principal amount of $1,000,000. Each Borrowing Request (whether telephonic or written) shall specify (i) that Borrowers are requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed and (iv) the Type of Borrowings to be borrowed; provided that except as specifically provided for in Section 3.3, each Borrowing shall be a SOFR Borrowing and Borrowers shall have no option to choose between a Base Rate Borrowing and a SOFR Borrowing.

(c) Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings. Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Woodforest National Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrowers.

(d) Continuations and Conversions. Except as otherwise provided herein, a SOFR Borrowing shall be continued as a SOFR Borrowing on the last day of an Interest Period for such SOFR Borrowing. During the existence of a Default, (i) no Loans may be requested as, converted to or continued as SOFR Borrowings without the consent of the Required Lenders and (ii) unless repaid, each SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto. For the avoidance of doubt, Borrowers shall not have a right to elect to convert Borrowings or Loans into Borrowings or Loans of any other Type.

(e) Notifications. Administrative Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any Interest Period for SOFR Borrowings upon determination of such interest rate. At any time that Base Rate Borrowings are outstanding, Administrative Agent shall notify Borrowers and Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(f) Interest Periods. After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Borrowings as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to SOFR Borrowings.

Section 2.2 [Reserved].

Section 2.3 [Reserved].

Section 2.4 Fees.

(a) Unused Fees. Borrowers agree to pay to Administrative Agent for the account of each Lender in accordance, subject to Section 11.22, with its Applicable Percentage, an unused fee on the daily average unused amount of the Term Loan Commitment of such Lender for the period from and including the date of this Agreement to and including the Term Loan Advancing Termination Date (including at any time during which one or more of the conditions in Article 4 is not met), at a rate equal to one quarter of one percent (0.25%) per annum. Accrued unused fees shall be payable quarterly in arrears on each Payment Date occurring prior to the Term Loan Advancing Termination Date and on the Term Loan Advancing Termination Date.

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(b) General. Borrowers agree to pay Administrative Agent and any Arranger, for the account of Administrative Agent, Arranger and itself and each Lender, as applicable, fees in the amounts and on the dates set forth in the Fee Letter (including without limitation, on the Closing Date).

Section 2.5 Payments Generally; Administrative Agent’s Clawback.

(a) General. Borrowers shall make each payment of principal, interest, fees, indemnity, expenses, or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 11:00 a.m., The Woodlands, Texas time, on the day when due in Dollars to Administrative Agent for the account of Administrative Agent or the pro rata accounts of the applicable Lenders, as applicable, at Woodforest National Bank-Loan Operations, P.O. Box 7889, The Woodlands, TX 77387-7889 or such other office of Administrative Agent designated from time to time by automatic payment deduction from the depository account of Borrowers at Administrative Agent, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind; provided that Administrative Agent shall use reasonable efforts to provide Borrowers with notice of the deduction following any such automatic payment deduction other than regularly scheduled payments of fees, principal and interest on the Loans. Borrowers agree that all loan fees and other prepaid charges are earned fully as of the date of the respective Loan to which such fees and charges relate and will not be subject to refund, except as required by applicable Law. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing fees and interest which has accrued and shall be payable in connection with such payment.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to the applicable Borrowing. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

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(c) Payments by Borrowers; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the applicable Lenders, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.6 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business; provided that such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.7 [Reserved].

Section 2.8 Interest; Payment Terms.

(a) [Reserved].

(b) Term Loan – Payment of Principal and Interest. The unpaid principal amount of the Term Loans shall, subject to the following sentence, Section 2.8(f) and Section 2.8(g), bear interest at the applicable Interest Rate; provided that, the Term Loans shall not bear interest at a rate based on the Base Rate unless specifically provided for herein, and Borrowers shall have no option to elect the Base Rate or Term SOFR. If at any time such rate of interest shall exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Term Loans below the Maximum Rate until the aggregate amount of interest accrued on the Term Loans equals the aggregate amount of interest which would have accrued on the Term Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Term Loans shall be payable by Borrowers on each Payment Date and on the Maturity Date for the Term Loan Facility, provided that interest accruing at the Default Interest Rate pursuant to Section 2.8(f) shall be payable on demand. On each Payment Date on or after the Term Loan Conversion Date, and on the Maturity Date, in addition to (and not in lieu of) each such interest payment, principal on the Term Loans shall be due and payable in equal quarterly installments sufficient to fully amortize the outstanding principal balance of the Term Loans (as of the Term Loan Conversion Date) over a period of five (5) years. On the Maturity Date of the Term Loans, the outstanding principal balance of the Term Loans and any and all accrued but unpaid interest hereon shall be due and payable in full.

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(c) Computation Period. Interest on the Loans and all other amounts payable by Borrowers hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Unconditional Payment. Borrowers are and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(e) Partial or Incomplete Payments. Subject to Section 9.3, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, then due to such parties. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(f) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (i) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate, (ii) interest shall accrue on any past due amount (other than the Outstanding Amount of the Loans) at the Default Interest Rate and (iii) upon the request of the Required Lenders, interest shall accrue on the principal amount of all other outstanding Obligations at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrowers acknowledge that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

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(g) Increase in Interest Rate. The Loan Parties shall establish and maintain their primary deposit accounts with Woodforest National Bank in accordance with Section 6.12. If the Loan Parties fail to maintain their primary deposit accounts with Woodforest National Bank in accordance with Section 6.12, all Obligations shall, at the election of the Administrative Agent in its sole discretion, bear interest at a rate per annum equal to the applicable Interest Rate plus 2.00% per annum, from the date of such election.

Section 2.9 Prepayments.

(a) [Reserved].

(b) Term Loan – Voluntary Prepayment. Subject to the conditions set forth below and Section 3.5, Borrowers shall have the right, at any time and from time to time upon at least three (3) Business Days’ prior written notice to Administrative Agent, to prepay the principal of the Term Loans, without fee, in full or in part. If there is a prepayment of all or any portion of the principal of the Term Loans on or before the Maturity Date for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid. Any prepayment of principal of the Terms Loans pursuant to this Section 2.9(b) shall be applied to the principal installments due thereon in the inverse order of maturity.

Section 2.10 MIRE Event. Notwithstanding anything to the contrary herein, no MIRE Event may be closed until the date that is (a) if there are no real Properties secured by Mortgages in a “special flood hazard area”, ten (10) Business Days or (b) if there is any real Property secured by Mortgages in a “special flood hazard area”, thirty (30) days (in each case, the “Notice Period”), after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (i) a completed flood hazard determination from a third-party vendor; (ii) if such real Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

Section 2.11 Increases in Commitments.

(a) Request for Increase. Borrowers may, by notice to Administrative Agent (who shall promptly notify the applicable Lenders), request an increase in the Term Loan Commitments (each such increase, an “Incremental Commitment”), for an aggregate amount (for all such requests) not exceeding $22,000,000; provided that (A) any such request for an increase shall be in a minimum amount of the lesser of (x) $3,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount available under this Section and (ii) Borrowers shall make no more than a total of three (3) requests for increases of Term Loan Commitments under this Section.

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(b) Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Term Loan Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c) Terms of Incremental Commitments. Administrative Agent and Borrowers shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Commitments among the Persons providing such increase; provided that such date shall be a Business Day at least ten (10) Business Days after delivery of the request for such increase (unless otherwise approved by Administrative Agent) and at least thirty (30) days prior to the Term Loan Advancing Termination Date then in effect.

In order to effect such increase, Borrowers, the applicable Incremental Lender(s) and Administrative Agent (but no other Lenders or Persons) shall enter into one or more Incremental Lender Joinder Agreements, each in form and substance satisfactory to Borrowers and Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the applicable Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Term Loan Commitment (and not a separate facility hereunder) and Schedule 2.1 shall be updated accordingly to reflect such Incremental Commitment and the increased Term Loan Maximum Amount, each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Term Loans made by it on such Incremental Commitment Effective Date pursuant to paragraph (e) of this Section shall be Term Loans for all purposes of this Agreement.

(d) Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Term Loan Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) Administrative Agent shall have received one or more Incremental Lender Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase; and

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(iv) Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon Administrative Agent’s receipt of the documents required by this paragraph (d), Administrative Agent shall record the information contained in the applicable Incremental Lender Joinder Agreement(s) in the Register and give prompt notice of the increase in the Term Loan Commitments to Borrowers and the Lenders (including each Incremental Lender).

(e) Adjustments to Term Loans Outstanding. On each Incremental Commitment Effective Date, if there are Term Loans then outstanding, Borrowers shall prepay such Term Loans (and pay any additional amounts required pursuant to Section 3.5 in connection therewith), and borrow Term Loans from the Incremental Lender(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Term Loans will be held ratably by the Lenders (including the Incremental Lender(s)) in accordance with their respective Term Loan Commitments after giving effect to the applicable Incremental Commitment(s).

Section 2.12 Joint and Several Liability of Borrowers. Each Borrower acknowledges and agrees that it is the intent of the parties hereto that each such Borrower be primarily liable for the Obligations, whether now or hereafter existing or due or to become due, as a joint and several obligor. The Obligations of Borrowers under the Loan Documents may be enforced by Administrative Agent against any Borrower or all Borrowers in any manner or order selected by Administrative Agent in its sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 2.12 each Borrower acknowledges and agrees that:

(a) Its Obligations under this Agreement and the other Loan Documents shall remain enforceable against it even though such Obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving the other Borrowers or otherwise;

(b) Its Obligations under this Agreement are independent of the Obligations of the other Borrowers, and a separate action or actions may be brought and prosecuted against it in respect of such Obligations irrespective of whether any action is brought against the other Borrowers or the other Borrowers are joined in any such action or actions;

(c) It hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of this Agreement or any other Loan Document, agreement or instrument relating thereto in respect of any other Borrower;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the other Borrowers under or in respect of this Agreement or any other Loan Document, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of the other Borrowers;

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(iii) any change, restructuring or termination of the structure or existence of the other Borrowers;

(iv) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any Obligations of Borrowers under this Agreement or any other Loan Document; or

(v) any other circumstance (including any statute of limitations but other than the Obligations having been indefeasibly paid in full in cash) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;

(d) Its Obligations under this Agreement and each other Loan Document shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such Obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made;

(e) It hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all Obligations of Borrowers under the Loan Documents, whether existing now or in the future; and

(f) It hereby waives each right to which it may be entitled by virtue of the Laws of the State of Texas governing or relating to suretyship and guaranties, including, without limitation, any rights under Rule 31, Texas Rules of Civil Procedure, Chapter 51 of the Texas Property Code, Section 17.001 of the Texas Civil Practice and Remedies Code, Section 3.605 of the Uniform Commercial Code, and Chapter 43 of the Texas Civil Practice and Remedies Code, as any or all of the same may be amended or construed from time to time, or the common law of the State of Texas at all relevant times.

ARTICLE 3.

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that Borrowers shall not be required to compensate a Lender pursuant to Sections 3.1(a) or (b) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender notifies Borrowers of such Change in Law within 180 days after the adoption, enactment or similar act with respect to such Change in Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change in Law to the date of such notice.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 3.2 Illegality. If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by the Lenders to Borrowers through Administrative Agent (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the SOFR component of the Base Rate, in each case until each affected Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, (x) Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans for such day, in each case until Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.3 Inability to Determine Rates; Benchmark Replacement Setting.

(a) Inability to Determine Rates. Subject to clause (b) below, if:

(i) (x) Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (y) the Required Lenders determine that for any reason, in connection with any request for a SOFR Loan or a conversion to or continuation thereof, that (A) adequate and reasonable means do not exist for determining SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (B) Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, Lender or

(ii) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same,

then Administrative Agent will promptly so notify Borrowers and each Lender and Administrative Agent may designate a substitute index by notice to Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make or maintain SOFR Loans, and any right of Borrowers to continue SOFR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the SOFR component of the Base Rate, the utilization of the SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of SOFR Loans or, failing that, Borrowers will be deemed to have converted such request into a request for a Base Rate Borrowing in the amount specified therein. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.3, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

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(b) Effect of Benchmark Transition Event; Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event the Administrative Agent and Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.3(b) will occur prior to the applicable Benchmark Transition Start Date.

1.
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

2.
Notices: Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.3(b)(4) and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(b).

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3.
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (a) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

4.
Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending request for a SOFR Borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans, and (ii) any SOFR Loans shall be converted to Base Rate Loans at the end of the Interest Period applicable thereto. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 3.4 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.4, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing, in the event that each of the Borrowers is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

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(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrowers (for a reason other than the failure of such Lender to lend a SOFR Loan) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by Borrowers; or

(c) any assignment of a SOFR Loan on a day other than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each SOFR Loan made by it at Term SOFR, whether or not such SOFR Loan was in fact so funded.

Section 3.6 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.8;

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(ii) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 3.7 Survival. All of the obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1 Initial Extension of Credit. The obligation of Lenders to make the initial Credit Extension hereunder shall not become effective until the Closing Date, the occurrence of which is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated or dated as of (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

(a) Credit Agreement. Counterparts of this Agreement executed by each party hereto;

(b) Resolutions. Resolutions of the board of directors of each Borrower (or other similar governing body) and each other Loan Party that is not a natural Person certified by the Responsible Officer or other custodian of records of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

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(c) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Loan Party that is not a natural Person certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which each Borrower and each other Loan Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(d) Closing Certificate with Consents, Approvals and Material Agreements. A certificate signed by a Responsible Officer of each Borrower and each other Loan Party:

(i) certifying that the conditions specified in Sections 4.2(b), (c), (d) and (e) have been satisfied,

(ii) either (x) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) certifying that no such consents, licenses or approvals are so required, and

(iii) either (x) attaching copies of each Material Agreement, and any amendments thereto, or (y) certifying that all such Material Agreements have been provided to the Administrative Agent, together with (in each case) a certification of a Responsible Officer of each Borrower certifying as of the Closing Date that each of the copies of each such Material Agreement provided to the Administrative Agent by the Borrowers on or before the Closing Date is a correct and complete copy thereof and each such Material Agreement (including all waivers, consents, amendments and other modifications thereof) is in full force and effect;

(e) Constituent Documents. The Constituent Documents and all amendments thereto for each Borrower and each other Loan Party that is not a natural Person, with the formation documents for each Loan Party included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of each Borrower and each other Loan Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by Responsible Officer of such Loan Party;

(f) Governmental Certificates. Certificates of the appropriate government officials of the state (i) of incorporation or organization of each Borrower and each other Loan Party that is not a natural Person as to the existence and good standing of each Borrower and each other Loan Party that is not a natural Person, and (ii) by the Secretary of State or equivalent official of any state in which such Loan Party is qualified to do business where such qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each certificate or other evidence required by this clause (h) shall be dated within thirty (30) days prior to the date of the Closing Date;

(g) Notes. The Notes executed by Borrowers in favor of each Lender requesting Notes;

(h) Security Documents. The Security Documents executed by Borrowers and the other Loan Parties;

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(i) Solvency Certificate. A solvency certificate signed by the Responsible Officer of each Loan Party (or such Guarantor if a natural person) to the effect that, immediately after giving effect to the transactions contemplated herein, (i) each Loan Party is Solvent and (ii) the Loan Parties and their Subsidiaries are Solvent on a consolidated basis;

(j) Financing Statements. UCC financing statements, reflecting Borrowers, as debtors, and Administrative Agent, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Administrative Agent may request;

(k) Pledged Notes. Each promissory note (if any) pledged to Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(l) Control Agreements; Consents to Assignment. Control agreements and any consents to assignment required hereunder or under any of the other Security Documents;

(m) Insurance Matters. Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with copies of insurance certificates describing all insurance policies required by Section 6.5, together with endorsements providing that Administrative Agent is additional insured and loss payee with respect to each insurance policy covering Collateral and additional insured with respect to each insurance policy covering liabilities;

(n) Lien Searches. The results of UCC searches and other customary searches showing all financing statements and other documents or instruments on file against each Borrower and each other Loan Party in the appropriate filing offices, such search to be as of a date no more than 30 days prior to the date of the initial Credit Extension, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Administrative Agent concurrently with the initial Credit Extension and Permitted Liens;

(o) Opinions of Counsel. A customary legal opinion of Cokinos Young, legal counsel to each Borrower and each other Loan Party, as to such matters as Administrative Agent may reasonably request;

(p) Attorneys’ Fees and Expenses. Evidence that the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent invoiced on or prior to the Closing Date, shall have been paid in full by Borrowers;

(q) Financial Information. Administrative Agent shall have received all financial information on the Borrowers and the other Loan Parties and their Subsidiaries reasonably requested by Administrative Agent prior to the Closing Date;

(r) KYC Information; Beneficial Ownership Information. Each Borrower and each of the other Loan Parties shall have provided to Administrative Agent and the Lenders (i) the documentation and other information requested by Administrative Agent as it deems necessary in order to comply with requirements of any Anti-Corruption Laws and Anti-Terrorism Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations and (ii) from Borrower, within three (3) Business Days prior to the Closing Date, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

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(s) Closing Fees. Evidence that (i) all fees required to be paid to Administrative Agent and Arranger on or before the Closing Date have been paid, and (ii) all fees required to be paid to the Lenders on or before the Closing Date have been paid, including, without limitation, in each case, the fees set forth the Fee Letter and any such costs, fees and expenses arising under or referenced in Section 11.1, without duplication;

(t) Due Diligence. Administrative Agent shall have completed its business, legal, and collateral due diligence, the results of which shall be satisfactory to Administrative Agent;

(u) Additional Documentation. Administrative Agent shall have received such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request;

(v) No Material Adverse Effect. No Material Adverse Effect shall have occurred, and no circumstance shall exist that could reasonably be expected to have a Material Adverse Effect; and

(w) Representations and Warranties. All of the representations and warranties of each Borrower and each other Loan Party contained in Article 5 and in the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the Closing Date, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this Section 4.1, the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively.

For purposes of determining compliance with the conditions set forth in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 All Extensions of Credit. The obligation of Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Borrowing Request pursuant to Administrative Agent’s requirements (including the cap set forth in Section 2.1(b) with respect to the initial Borrowing) and executed by a Responsible Officer of each Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred, and no circumstance shall exist that could reasonably be expected to have a Material Adverse Effect;

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(d) Representations and Warranties. All of the representations and warranties of each Borrower and each other Loan Party contained in Article 5, and of the Loan Parties in the other Loan Documents, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Borrowing, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively;

(e) Availability under Advancing Term Loan. On the proposed date of a Credit Extension, after giving effect to all Credit Extensions so requested on such date, the aggregate principal amount of all advances of Term Loans made by all Lenders in the aggregate plus the aggregate principal amount of all Term Loans previously repaid (or prepaid) does not exceed the Term Loan Maximum Amount.

(f) Quality of Earning or Valuation Reports. Other than for the initial Credit Extension (not to exceed the amount set forth in Section 2.1(b)), Administrative Agent shall have received at least ten (10) Business Days prior to the proposed date of such requested Credit Extension, a quality of earnings report or valuation report approved by Administrative Agent in its sole discretion with respect to the assets, including any Equity Interests, that are to be acquired with the proceeds of such Credit Extension.

(g) Satisfaction of Acquisition Requirements. Other than for the initial Credit Extension, and in addition to the condition specified in Section 4.2(f), Administrative Agent shall have received evidence, in form and substance satisfactory to it in its sole discretion, that all the terms and conditions set forth in Section 7.5(e) have been, or concurrently with such Credit Extension will be, satisfied.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrowers that the conditions specified in this Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and the Lenders to enter into this Agreement, and to make Credit Extensions hereunder, each Borrower and each other Loan Party represents and warrants to Administrative Agent and the Lenders that:

Section 5.1 Entity Existence. Each Loan Party that is not a natural person and each Subsidiary thereof (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Borrower and each other Loan Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

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Section 5.2 Financial Information; Etc. Neither Borrowers nor any of their Subsidiaries has any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial information referred to in Section 4.1(q) which in any such case is material in relation to the business, operations, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole. All projections and financial plans delivered by Borrowers to Administrative Agent and the Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and the Lenders, and all such assumptions are disclosed in the projections or financial plans. Other than Debt otherwise permitted by Section 7.1, Borrowers and each of their Subsidiaries that is a Guarantor have no Debt.

Section 5.3 Action; No Breach. The execution, delivery, and performance by each of the Borrowers and each other Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person (if such Person is not a natural Person), (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could reasonably be expected to have a Material Adverse Effect, or (b) constitute a default under any such agreement or instrument which could reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 5.4 Operation of Business. Each Loan Party and its Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, trade names, and other intellectual property, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither any Loan Party nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing which could reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Loan Party after a reasonable investigation, threatened against or affecting any Loan Party or any of its Subsidiaries or against any of their Properties that could, if adversely determined, reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against any Loan Party.

Section 5.6 Rights in Properties; Liens.

(a) Each Loan Party and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective material Properties, including the Properties reflected in the financial statements described in Section 5.2, and none of the material Properties of any Borrower or any of its Subsidiaries that is a Guarantor is subject to any Lien, except Permitted Liens.

(b) Schedule 5.6(b) sets forth a complete and accurate list of all material real Property owned by each Borrower on the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party has good, indefeasible and insurable fee simple title to the real Property owned by such Loan Party that is Collateral (except in cases where the failure to have such title could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), free and clear of all Liens, except Permitted Liens.

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(c) Schedule 5.6(c) sets forth a complete and accurate list of all Leases under which any Borrower is the lessee on the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such Lease is a legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as enforceability is limited by Debtor Relief Laws and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d) There are no leases of real Property under which any Borrower or any of its Subsidiaries that is a Guarantor is the lessor on the Closing Date or on the date upon which this representation is renewed.

Section 5.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which any Borrower or any other Loan Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.

Section 5.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Borrower or any other Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof, except such as have been obtained or made and are in full force and effect and other than (a) the recording and filing of financing statements and Security Documents as required by this Agreement and (b) those third party approvals or consents which could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. Each Loan Party and its Subsidiaries has filed on a timely basis all Tax Returns required to be filed (after giving effect to any extension granted in the time for filing), including all income, franchise, employment, Property, and sales Tax Returns. Each such Tax Return is true, correct and complete in all respects. Each Loan Party has paid all of its respective liabilities for Taxes, assessments, governmental charges, and other levies that are due and payable (whether or not shown on any Tax Return), other than Taxes, if any, set forth on Schedule 5.9, the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. Each Loan Party knows of no pending investigation of any Loan Party or any of its Subsidiaries by any taxing authority or of any pending but unassessed Tax liability of any Loan Party or any of its Subsidiaries. No claim has ever been made by any Governmental Authority in a jurisdiction where any Loan Party or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Each Loan Party and its Subsidiaries has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Loan Party or its Subsidiaries or for which any Loan Party or its Subsidiaries may be liable. Neither any Loan Party nor any Subsidiary thereof is, or has been party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes.

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Section 5.10 Use of Proceeds; Margin Securities. The proceeds of the Term Loan Borrowings shall be used by Borrowers to finance permitted Acquisitions permitted by Section 7.5(e) and to pay certain transaction fees, costs and expenses related to this Agreement. No part of the proceeds of the Term Loan Borrowings shall be used to fund Restricted Payments or to fund any loans or advances pursuant to the Subordinated Retailco Note. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan has been or will be used to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock (or for any other purpose), in each case, that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors as in effect from time to time. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Country or a Sanctioned Person, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or Administrative Agent) of any Anti-Terrorism Laws, Anti-Corruption Laws or any Sanctions.

Section 5.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan or Multiemployer Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA. No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan. No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Disclosure. No statement, information, report, representation, or warranty made by any Borrower or any other Loan Party in this Agreement or in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which could reasonably be expected to have a Material Adverse Effect, or which might in the future could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Administrative Agent and each Lender. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.13 Subsidiaries. Borrowers have no Subsidiaries other than those listed on Schedule 5.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 5.13) and Schedule 5.13 sets forth the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other Equity Interests of each Subsidiary described on Schedule 5.13 have been validly issued, are fully paid, and are nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Borrower or any Subsidiary.

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Section 5.14 Agreements; No Default. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.15 Compliance with Laws. Neither any Loan Party nor any of its Subsidiaries is in violation in any material respect of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, except where such noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Inventory. All inventory of each Loan Party and its Subsidiaries has been and will hereafter be produced in compliance with all applicable Laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

Section 5.17 Regulated Entities. Neither any Loan Party nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents. No Loan Party is an EEA Financial Institution.

Section 5.18 Environmental Matters.

(a) Each Loan Party and its Subsidiaries, and all of their respective Properties, assets, and operations, are in compliance with all Environmental Laws. No Loan Party is aware of, nor has any Loan Party received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of each Loan Party and its Subsidiaries with all Environmental Laws;

(b) Each Loan Party and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Loan Party and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within, or have been used, generated, stored, transported, disposed of on, or Released from, any of the Properties or assets of any Loan Party or any of its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. The use which each Loan Party and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(d) Neither any Loan Party nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) any failure to comply with Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

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          (e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of any Loan Party or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither any Loan Party nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. Each Loan Party and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither any Loan Party nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any Property or revenues of any Loan Party or any of its Subsidiaries.

Section 5.19 Intellectual Property. Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.20 Anti-Corruption Laws; Sanctions; Etc.

(a) No Loan Party, Subsidiary, or, to the knowledge of Borrower, any Affiliate of any Loan Party or any director, officer, employee or agent of a Loan Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject or target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(b) The Loan Parties, their Subsidiaries and, to the knowledge of Borrowers, their respective directors, officers, employees and agents, are in compliance with all applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Law, in all material respects. Borrowers and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable Anti-Corruption Laws.

Section 5.21 Patriot Act. The Loan Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) any other any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or Sanctions under the laws of any applicable jurisdiction, and (d) all other federal, state Laws relating to “know your customer” (collectively, the “Anti-Terrorism Laws”).

Section 5.22 Insurance. The Properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Loan Party or the applicable Subsidiary operates.

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Section 5.23 Solvency. Each Borrower and each other Loan Party is, and the Loan Parties and their Subsidiaries taken as a whole are, Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

Section 5.24 Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

Section 5.25 Businesses. Borrowers are presently engaged, in the case of TxEx directly or through its Subsidiaries, in the case of Retailco through its Subsidiaries, and in the case of NuDevco through its Subsidiaries, in the business of independent retail energy service companies providing electricity and natural gas to residential and commercial customers in the United States and fuel distribution and other energy-related ventures in the United States.

Section 5.26 Labor Matters. There are no labor controversies pending, or to the best knowledge of each Loan Party, threatened against any Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.27 Material Agreements. Schedule 5.27 sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to have a Material Adverse Effect.

Section 5.28 Additional Representations of Guarantors. Each Guarantor (a) has received, or will receive, direct or indirect benefit from the making of the Guaranty and the Obligations, and (b) is familiar with, and has independently reviewed the books and records regarding, the financial condition of Borrowers and is familiar with the value of any and all Collateral intended to be created as security for the payment of the Obligations, but such Guarantor is not relying on such financial condition, such Collateral, or the agreement of any other party as an inducement to enter into this Agreement and provide the Guaranty. Each Guarantor confirms that neither Administrative Agent, any Lender, any other Guarantor, nor any other party has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Agreement and provide the Guaranty.

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ARTICLE 6.

AFFIRMATIVE COVENANTS

Each Borrower and each other Loan Party covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder:

Section 6.1 Reporting Requirements. Borrowers will furnish, or cause to be furnished, to Administrative Agent (with copies for each Lender upon Administrative Agent’s request):

(a) Annual Financial Statements of Borrowers. As soon as available, and in any event (i) within one hundred eighty (180) days after the last day of each fiscal year of Retailco, beginning with the fiscal year ending December 31, 2023, a copy of the annual audited financial report of Retailco for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, and (ii) within one hundred eighty (180) days after the last day of each fiscal year of TxEx, beginning with the fiscal year ending December 31, 2023, a copy of the annual audited financial report of TxEx and its Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, and in each case for clause (i) and (ii), audited and certified by an independent certified public accountants of recognized standing acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and without any “going concern” or like qualification or exception or qualification or exception as to the scope of such audit, except any such qualification or exception as to the pending maturity of the Loans within twelve (12) months;

(b) Quarterly Financial Statements of Borrowers. As soon as available, and in any event within (i) sixty (60) days after the last day of each fiscal quarter of each fiscal year of Retailco, beginning with the fiscal quarter ending December 31, 2023, a copy of an unaudited financial report of such party as of the end of such fiscal quarter and for the portion of the fiscal year then ended, and (ii) sixty (60) days after the last day of each fiscal quarter of each fiscal year of TxEx, beginning with the fiscal quarter ending December 31, 2023, a copy of an unaudited financial report of TxEx and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, in each case for clause (i) and (ii), containing, on a consolidated and consolidating basis with respect to TxEx, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of such parties to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations (i) of Retailco and (ii) of TxEx and its Subsidiaries on a consolidated and consolidating basis, as of the dates and for the periods indicated therein; provided that, upon Administrative Agent’s request at any time and from time to time, Borrowers shall promptly furnish such financial statements of Retailco and of TxEx and its Subsidiaries for the then most recently ended fiscal quarter;

(c) Tax Returns of Borrowers. A true, correct, and complete copy of the federal income tax return (i) for Retailco and a true and correct copy of each amended tax return within thirty (30) days after the filing of each such tax return, (ii) for TxEx and a true and correct copy of each amended tax return within thirty (30) days after the filing of each such tax return and (iii) for NuDevco and a true and correct copy of each amended tax return within thirty (30) days after the filing of each such tax return; and

(d) Personal Guarantor Financial Information and Tax Returns. As soon as available, and in any event (i) within sixty (60) days after the last day of each fiscal year of Borrowers, beginning with the fiscal quarter ending December 31, 2023, a copy of the personal financial statement of Maxwell as of the end of such fiscal year, containing his personal financial statements, including balance sheets and statements of income and cash flow (including a statement as to liquidity at the end of such fiscal year), and (ii) within thirty (30) days of Maxwell filing his income tax return or any extension thereof, a copy of such income tax return and/or extension together with all schedules, W2’s, 1099’s and K-1’s.

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(e) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 6.1(a) and 6.1(b), a Compliance Certificate of the Borrowers (i) stating that to the best of the knowledge of the Responsible Officer of each Borrower, executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 8 and (iii) containing such other certifications set forth therein. For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by a related Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (e) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of Borrowers’ obligation to deliver the required Compliance Certificate;

(f) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of any Borrower or any of its Subsidiaries;

(g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Borrower or any of its Subsidiaries which, if determined adversely to such Borrower or such Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(h) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrowers or the applicable Loan Party has taken and proposes to take with respect thereto;

(i) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Loan Party or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan or Multiemployer Plan, a certificate of the chief financial officer of Borrowers or the applicable Loan Party setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrowers or the applicable Loan Party proposes to take with respect thereto; annually, a copy of the notice described in Section 101(f) of ERISA that any Loan Party or ERISA Affiliate files or receives with respect to a Plan or Multiemployer Plan;

(j) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement evidencing Material Debt and not otherwise required to be furnished to Administrative Agent pursuant to any other clause of this Section 6.1;

(k) Updates to Security Document Schedules. Concurrently with the delivery of the Compliance Certificate delivered in connection with the financial statements pursuant to Sections 6.1(a) and (b), updates to all Schedules to the Security Documents to the extent that information contained in such Schedules has become inaccurate or incomplete since delivery thereof and such Schedules are required to be updated from time to time pursuant to the terms of the applicable Security Document;

(l) Insurance. Concurrently with the delivery of the Compliance Certificate delivered in connection with the financial statements pursuant to Sections 6.1(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as Administrative Agent, or any Lender through Administrative Agent, may reasonably specify;

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(m) Notice of Material Adverse Effect and Change in Beneficial Owners. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of (i) any event or circumstance that could reasonably be expected to have a Material Adverse Effect and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;

(n) Notice of Certain Changes. Promptly, (i) notice of any material change in the business conducted by any Loan Party or any of its Subsidiaries, and (ii) copies of any amendment, restatement, supplement or other modification to any of the Constituent Documents of any Loan Party or any of its Subsidiaries;

(o) Form U-1. If so requested by Administrative Agent, promptly (but, in any event, within five (5) Business Days) after request, furnish Administrative Agent with (a) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors and (b) other documents evidencing its compliance with the margin regulations included in said Regulation U, including, if requested by Administrative Agent, an opinion of counsel in regard thereto from legal counsel to the Loan Parties in form and substance satisfactory to Administrative Agent; and

(p) General Information. Promptly, such other information concerning any Loan Party or any of its Subsidiaries as Administrative Agent, or any Lender through Administrative Agent, may from time to time reasonably request, including, without limitation, any certification or other evidence Administrative Agent requests in order for it to (i) comply with any applicable federal, or state Laws or regulations (including, but not limited to, information about the ownership and management of any Borrower or any other Loan Party), (ii) confirm compliance by any Borrower or any other Loan Party with all Anti-Terrorism Laws, and (iii) confirm that neither any Borrower nor any other Loan Party (nor any Person owning any interest of any nature whatsoever in any Borrower or any other Loan Party) is a Sanctioned Person.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Loan Party shall apply to all financial information delivered to Administrative Agent by such Loan Party or any Person purporting to be a Responsible Officer of such Loan Party or other representative of such Loan Party regardless of the method of such transmission to Administrative Agent or whether or not signed by such Loan Party or such Responsible Officer or other representative, as applicable.

Section 6.2 Maintenance of Existence; Conduct of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not reasonably be expected to have a Material Adverse Effect; and (b) conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 6.3 Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, in all material respects, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

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Section 6.4 Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any Tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

Section 6.5 Insurance.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies satisfactory to Administrative Agent in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar Properties in the same general areas in which such Loan Party and its Subsidiaries operate, provided that in any event each Loan Party will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance with coverage amounts and deductibles reasonably satisfactory to Administrative Agent. Each insurance policy covering Collateral shall name Administrative Agent as loss payee and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without thirty (30) days’ prior written notice to Administrative Agent. Each Loan Party (other than the Parent Guarantor) shall execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by such Loan Party.

(b) If at any time any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) is included in the Collateral and is or has become located in an area designated as a “special flood hazard area” under applicable Flood Insurance Regulations, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) provide Administrative Agent with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance to Administrative Agent.

(c) TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWERS AND THE OTHER LOAN PARTIES ARE REQUIRED TO (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT ADMINISTRATIVE AGENT SPECIFIES; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME ADMINISTRATIVE AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWERS AND THE OTHER LOAN PARTIES MUST, IF REQUIRED BY ADMINISTRATIVE AGENT, DELIVER TO ADMINISTRATIVE AGENT A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF BORROWERS OR THE OTHER LOAN PARTIES FAIL TO MEET ANY REQUIREMENT LISTED IN THE FOREGOING SUBPARTS (A) OR (B), ADMINISTRATIVE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AND THE OTHER LOAN PARTIES AT THE EXPENSE OF BORROWER AND THE OTHER LOAN PARTIES.

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Section 6.6 Inspection Rights; Appraisals.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of Administrative Agent and each Lender, from time to time upon prior reasonable notice, (i) to examine, inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Administrative Agent or such Lender considers advisable, (ii) to visit and inspect its Properties, (iii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iv) to discuss its affairs, business, operations, financial condition and accounts with its directors, officers, employees and independent certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested and the Borrowers shall pay the reasonable and documented fees and expenses of Administrative Agent and such professionals with respect to such examinations and evaluations; provided that, other than with respect to such visits and inspections during the continuance of an Event of Default, (x) only Administrative Agent on behalf of the Lenders may exercise rights under this clause (a) and (y) Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year; provided, further, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of Borrowers and at any time during normal business hours and without advance notice.

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to conduct field exams of the Accounts and Inventory of the Loan Parties, from time to time upon prior reasonable notice, at such reasonable times during normal business hours and as often as may be reasonably requested and the Borrowers shall pay the reasonable and documented fees and expenses of Administrative Agent and such professionals with respect to such examinations and evaluations; provided that Borrowers shall not be required to pay for more than one (1) such field exam in any calendar year, commencing with the 2023 calendar year, unless (x) an Event of Default has occurred and is continuing (in which case any such field exams conducted when an Event of Default has occurred and is continuing shall be at the sole cost and expense of Borrowers) or (y) required by applicable Law (in which case any such field exams required by applicable Law shall be at the sole cost and expense of Borrowers).

(c) Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to conduct appraisals of assets owned by the Loan Parties, all at the expense of Borrowers and at such reasonable times and as often as may be reasonably requested; provided that Borrowers shall not be required to pay for more than one (1) such appraisal in any calendar year, commencing with the 2023 calendar year, unless (x) an Event of Default has occurred and is continuing (in which case such appraisal conducted when an Event of Default has occurred and is continuing shall be at the sole cost and expense of Borrowers) or (y) required by applicable Law (in which case any such appraisals required by applicable Law shall be at the sole cost and expense of Borrowers).

Section 6.7 Keeping Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

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Section 6.8 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws (including, without limitation, all Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions) and decrees of any Governmental Authority or arbitrator.

Section 6.9 Compliance with Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.10 Further Assurances. Each Loan Party shall, and shall cause each of its Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.

Section 6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Borrower and each other Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of each Borrower and each other Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan or Multiemployer Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA. No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan. No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Loan Party is (a) an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA, or (b) subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans. One or more of the following circumstances is true with respect to each Loan Party: (i) equity interests in such Loan Party are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3 101(b)(2); (ii) less than twenty five percent (25%) of each outstanding class of equity interests in such Loan Party are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3 101(f)(2); (iii) such Loan Party qualifies as an “operating company” within the meaning of 29 C.F.R. Section 2510.3 101(c); or (iv) such Loan Party is an investment company registered under the Investment Company Act of 1940.

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Section 6.12 Depository Relationship; Account Control Agreements. Each Loan Party (other than Parent Guarantor) shall (a) use Woodforest National Bank as its principal depository bank, including for the maintenance of business, cash management, treasury management, operating and administrative deposit accounts, and (b) within (i) 90 days after the Closing Date, with respect to deposit accounts of the Loan Parties existing as of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), and (ii) 60 days after any deposit account of a Loan Party is established after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), cause all deposit accounts of such Loan Party (in each case, excluding Excluded Accounts) to be subject to a blocked account agreement or a deposit account control agreement in favor of Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, which provides that Administrative Agent shall have exclusive Control (as defined in the UCC) of such account.

Section 6.13 Additional Guarantors; Additional Collateral. A Borrower shall notify Administrative Agent at the time that (x) any Person becomes a Subsidiary of such Borrower or (y) any Equity Interests acquired pursuant to the Tender Offer are no longer Margin Stock, and promptly thereafter (and in any event within 30 days or such later date as the Administrative Agent may agree in its sole discretion) (a) (i) execute and deliver or cause to be executed and delivered to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be reasonably requested by Administrative Agent to ensure that Administrative Agent has a perfected Lien on all Equity Interests (other than Equity Interests that are Excluded Assets) held by such Borrower in such Subsidiary or in such Equity Interests acquired pursuant to the Tender Offer that are no longer Margin Stock and (ii) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent and (b) cause such new Subsidiary to (i) become a Guarantor by executing and delivering to Administrative Agent a Guaranty or a joinder to Guaranty or a Guarantor Joinder Agreement; provided that no Excluded Subsidiary described in clause (a) of the definition thereof shall be required to become a Guarantor or deliver any such Guaranty, joinder or Guarantor Joinder Agreement for so long as the Code would impose adverse Tax consequences with respect to such Excluded Subsidiary’s status as a Guarantor; provided further that the foregoing exclusion shall, with respect to any Person that is an Excluded Subsidiary at the time it becomes a Subsidiary of such Borrower, automatically cease to apply at any time such Person is not an Excluded Subsidiary or the Code would no longer impose adverse Tax consequences to such Person’s status as a Guarantor, (ii) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property required to be pledged as Collateral (subject to such exceptions for Excluded Assets or as Administrative Agent may permit) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, subject to Permitted Liens, including the filing of UCC financing statements, in such jurisdictions as may be requested by Administrative Agent, and (iii) with respect to any real Property of such Subsidiary, except for any real Property that has been identified herein as an Excluded Asset, with a fair market value in excess of $500,000: execute and deliver to Administrative Agent (A) a Mortgage and (B) the Real Estate Support Documents with respect to such real Property; provided that, such Mortgage shall not be executed and delivered to Administrative Agent until the date that is (x) if such real Property is not located in a “special flood hazard area”, 10 Business Days or (y) if such real Property is located in a “special flood hazard area”, 30 days, after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (I) a completed flood hazard determination from a third-party vendor, (II) if such real Property is located in a “special flood hazard area”, (1) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (2) evidence of receipt by the applicable Loan Parties of such notice; and (III) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; and (iv) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent; provided that Via Renewables or any Subsidiary thereof shall not be required to become a Guarantor or to pledge its assets as Collateral, notwithstanding any interpretation to the contrary pursuant to this Section 6.13.

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Section 6.14 After Acquired Real Property. In the event any Borrower or any of its Subsidiaries that is a Guarantor acquires any interest in any real Property (whether a fee interest or a leasehold interest) having a fair market value in excess of $500,000, simultaneously with such acquisition (or such later date as may be agreed by the Administrative Agent in its sole discretion), such Person shall: (i) execute and deliver to Administrative Agent (A) a Mortgage and (B) the Real Estate Support Documents with respect to such real Property; provided that, such Mortgage shall not be executed and delivered to Administrative Agent until the date that is (x) if such real Property is not located in a “special flood hazard area”, 10 Business Days or (y) if such real Property is located in a “special flood hazard area”, 30 days, after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (I) a completed flood hazard determination from a third-party vendor, (II) if such real Property is located in a “special flood hazard area”, (1) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (2) evidence of receipt by the applicable Loan Parties of such notice; and (III) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; and (ii) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

Section 6.15 Sanctions; Anti-Corruption Laws. Each Loan Party will maintain in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.

Section 6.16 Separateness. Each Borrower, each other Loan Party and each of their respective Subsidiaries will (a) maintain all of its books, records, financial statements (other than as required by GAAP and/or the Code) and bank accounts separate from those of any Affiliate or any other Person, (b) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity, including its members (other than as required by GAAP and/or the Code), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identify itself as a division or part of its members and maintain and utilize separate invoices and checks, (c) not commingle its funds or other assets with those of any Affiliate or any other Person, (d) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person, and (e) not hold itself out to be responsible for the debts or obligations of any Affiliate or other Person; provided, however, that notwithstanding the foregoing, the Property of Borrower and its Subsidiaries may be covered by the insurance policies of Borrower (or an Affiliate), so long as loss payable endorsements benefitting the applicable Loan Parties are provided.

Section 6.17 Limitations on Retailco, NuDevco, Electric HoldCo and NuDevco Holdings.

(a) Retailco shall not engage in any activities or operate any business other than (i) the direct ownership of Equity Interests in Via Renewables or of any wholly owned Subsidiary that is a Guarantor; (ii) maintaining its existence; (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder; (iv) participating in tax, accounting and other administrative activities for itself and its Subsidiaries; (v) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement; (vi) the performance of its obligations under and in connection with the Loan Documents; (vii) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 7.4 or any investment in the other Loan Parties; (viii) the making of (x) capital contributions to its Subsidiaries that are Guarantors, (y) capital contributions in cash to Via Renewables as a “Cure Contribution” under and as defined in the Via Renewables Credit Agreement, and (z) the making of other investments permitted by Section 7.5; (ix) incurring fees, costs and expenses relating to overhead and general operating and professional fees for legal, tax and accounting issues and paying taxes; (x) providing indemnification to officers and members of its board of directors or equivalent body; and (xi) activities related to the businesses or activities described in the foregoing clauses (i) through (x).

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(b) NuDevco shall not engage in any activities or operate any business other than (i) the direct ownership of the Class B common shares of Via Renewables and the direct ownership of Equity Interests in Spark HoldCo; (ii) maintaining its existence; (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder; (iv) participating in tax, accounting and other administrative activities for itself and its Subsidiaries; (v) liabilities imposed by law, including tax liabilities; and other liabilities incidental to its existence and business and activities permitted by this Agreement; (vi) the performance of its obligations under and in connection with the Loan Documents; (vii) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 7.4 or any investment in the other Loan Parties; (viii) the making of (x) capital contributions to its Subsidiaries that are Guarantors and (y) the making of investments permitted by Section 7.5; (ix) incurring fees, costs and expenses relating to overhead and general operating and professional fees for legal, tax and accounting issues and paying taxes, (x) providing indemnification to officers and members of its board of directors or equivalent body; and (xi) activities related to the businesses or activities described in the foregoing clauses (i) through (x).

(c) Electric HoldCo shall not engage in any activities or operate any business other than (i) the direct ownership of Equity Interests in NuDevco Holdings; (ii) maintaining its existence; (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder; (iv) participating in tax, accounting and other administrative activities for itself and its Subsidiaries; (v) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement; (vi) the performance of its obligations under and in connection with the Loan Documents; (vii) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 7.4 or any investment in the other Loan Parties; (viii) the making of (x) capital contributions to its Subsidiaries that are Guarantors and (y) the making of investments permitted by Section 7.5; (ix) incurring fees, costs and expenses relating to overhead and general operating and professional fees for legal, tax and accounting issues and paying taxes, (x) providing indemnification to officers and members of its board of directors or equivalent body; and (xi) activities related to the businesses or activities described in the foregoing clauses (i) through (x).

(d) NuDevco Holdings shall not engage in any activities or operate any business other than (i) the direct ownership of Equity Interests in NuDevco; (ii) maintaining its existence; (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder; (iv) participating in tax, accounting and other administrative activities for itself and its Subsidiaries; (v) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement; (vi) the performance of its obligations under and in connection with the Loan Documents; (vii) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 7.4 or any investment in the other Loan Parties; (viii) the making of (x) capital contributions to its Subsidiaries that are Guarantors and (y) the making of investments permitted by Section 7.5; (ix) incurring fees, costs and expenses relating to overhead and general operating and professional fees for legal, tax and accounting issues and paying taxes, (x) providing indemnification to officers and members of its board of directors or equivalent body; and (xi) activities related to the businesses or activities described in the foregoing clauses (i) through (x).

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Section 6.18 Collateral. To secure full and complete payment and performance of the Obligations, each Borrower and each other Loan Party shall execute and deliver or cause to be executed and delivered all of the Security Documents required by Administrative Agent covering the Collateral. Borrower and each other Loan Party shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Administrative Agent, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral and maintain the priority thereof as required by the Loan Documents. Each Borrower and each other Loan Party that has granted a security interest in connection herewith authorizes Administrative Agent to complete and file, from time to time, financing statements naming such Borrower or such other Loan Party, as applicable, as debtor.

Section 6.19 Post-Closing Matters. Borrowers shall take the actions set forth on Schedule 6.19 by the applicable date set forth for each such action thereon (or such later date as the Administrative Agent may agree in its sole discretion), and the failure to do so shall constitute an Event of Default.

ARTICLE 7.

NEGATIVE COVENANTS

Each Borrower and each other Loan Party covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder:

Section 7.1 Debt. Each Borrower shall not, and shall not permit any of its Subsidiaries that is a Guarantor to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) the Obligations (other than Hedge Obligations);

(b) Hedge Obligations existing or arising under Hedge Agreements permitted by Section 7.17;

(c) Capitalized Lease Obligations and other Debt for the acquisition of equipment secured by purchase money Liens, in the aggregate not exceeding $500,000 outstanding at any time;

(d) Debt of any Loan Party owing to any Borrower or any other Loan Party, and Debt of any Borrower owing to any Loan Party; provided that, in each case, if requested by the Administrative Agent, the parties have subordinated such Debt to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(e) unsecured Debt of TxEx outstanding on the date hereof and listed on Schedule 7.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt remains unsecured and is not increased at the time of such refinancing, refunding, renewal or extension.

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Section 7.2 Limitation on Liens. Each Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Liens existing on the date hereof and disclosed on Schedule 7.2;

(b) Liens in favor of the Secured Parties or Administrative Agent for the benefit of Secured Parties;

(c) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real Property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for Taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Subsidiary;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations incurred in the ordinary course of business that are not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Subsidiary; and

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

provided that the foregoing covenant shall not apply to any Property consisting of Margin Stock.

Section 7.3 Mergers, Etc. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, become a party to a merger, or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except that (a) any Subsidiary may merge, or consolidate with another Subsidiary so long as if a Subsidiary that is a Guarantor is involved in such merger, or consolidation, such Guarantor is the surviving entity, (b) any Subsidiary may liquidate or dissolve if a Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders and its assets are transferred to any other Subsidiary that is a Guarantor and (c) any Subsidiary may give effect to a merger or consolidation the purpose of which is to effect an investment, disposition or Acquisition permitted under Article 7 so long as the surviving entity is a Subsidiary that is a Guarantor.

Section 7.4 Restricted Payments. Each Borrower shall not, nor shall it permit any of its Subsidiaries that are Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except the following (in each case subject to compliance with the requirements of Section 5.10):

(a) Subsidiaries that are Guarantors may declare and pay dividends to any Borrower and any other wholly-owned Subsidiary of any Borrower that is a Guarantor;

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(b) TxEx may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

(c) So long as no Default or Event of Default exists or would result therefrom, any Borrower and its Subsidiaries may make Permitted Tax Distributions;

(d) Borrowers may make Restricted Payments to redeem, repurchase or cancel the Equity Interests of any former officer, director or employee in an aggregate amount not to exceed $100,000 per fiscal year, so long as no Event of Default exists or would occur as a result of the making thereof; and

(e) Retailco and NuDevco may make Restricted Payments in cash to TxEx (and TxEx may make such Restricted Payment in cash to Maxwell) (x) prior to the date of the second Credit Extension, so long as no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after the date of the second Credit Extension, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Administrative Agent receives satisfactory evidence no later than five (5) Business Days prior to the date that such Restricted Payment is to be made that after giving pro forma effect thereto as if such Restricted Payment had been made as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered as required by Section 6.1(a) or Section 6.1(b), Borrowers would be in compliance with the Financial Covenant as of the end of such fiscal quarter.

Section 7.5 Loans and Investments. Each Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) existing investments, loans and advances described on Schedule 7.5; provided that the aggregate outstanding amount of such loans and advances shall not exceed $25,000,000 at any time;

(b) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;

(c) fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) any Lender;

(d) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(e) investments by Retailco or TxEx resulting in an Acquisition where:

(i) the business, division or assets acquired are for use, or the Person acquired is engaged in, one of the businesses described in Section 5.25;

(ii) immediately before and after giving effect to such Acquisition, no Default shall exist or would result therefrom;

(iii) Borrowers shall have delivered to the Administrative Agent,

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(A) prior to the consummation of such Acquisition, a certificate of Borrowers executed on their behalf by a Responsible Officer of each Borrower certifying that (i) both before and after giving effect to such Acquisition, Borrowers are in pro forma compliance with the Financial Covenant as if tested on the last day of the fiscal quarter of Borrowers ended immediately prior to such Acquisition (“Acquisition Test Date”) (and if such Acquisition Test Date is prior to the last day of the First Test Period (the “First Test Date”): (x) without regard for whether the Financial Covenant is not otherwise required under Section 8.1 to be tested until a later date, and (y) annualizing Adjusted EBITDA and Interest Expense as if the Acquisition Test Date was the First Test Date and each immediately two succeeding fiscal quarters of Borrowers thereafter were the last day of the Second Test Period and the last day of the Third Test Period, respectively), and (ii) the Acquisition has been approved by the board of directors or equivalent governing body of the Target (and that no Person has announced that it will oppose the proposed Acquisition),

(B) at least ten (10) Business Days prior to the consummation of such Acquisition, a quality of earnings report or valuation report approved by Administrative Agent in its sole discretion with respect to the assets, including Equity Interests, that are being acquired in such Acquisition, and

(C) (i) in the case of the Tender Offer, (x) promptly after the sending or filing thereof, copies of the Tender Offer Documents and all statements, reports and other information Retailco or any other Loan Party sends to the stockholders of the Target or files with the SEC or any national (domestic or foreign) securities exchange in connection with the Tender Offer, (y) prior to the consummation of such Acquisition, evidence in form and substance satisfactory to Administrative Agent, (1) that the Tender Offer has expired in accordance with the Tender Offer Documents and (2) as to the number of shares of stock of the Target tendered for purchase (and not withdrawn), and (z) prior to or concurrently with the consummation of such Acquisition, evidence in form and substance satisfactory to Administrative Agent that all shares of stock of the Target properly tendered for purchase (and not withdrawn) have been accepted for purchase by Retailco in accordance with the Tender Offer Documents and all other conditions set forth in the Tender Offer Documents to Retailco’s obligation to purchase such shares of stock properly tendered (and not withdrawn) have been satisfied (or waived with the prior written consent of Administrative Agent) and (ii) in the case of any other Acquisition, at least 10 Business Days prior to the consummation of such Acquisition, all of the following, which shall be in form and substance satisfactory to Administrative Agent: an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition), executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, and such other information and documents that Administrative Agent may reasonably request;

(iv) to the extent applicable, the provisions of Section 6.13 have been satisfied, thereby causing Administrative Agent to have a perfected first priority Lien (subject to Permitted Liens) on all assets (other than Excluded Assets), including Equity Interests, that are acquired in such Acquisition;

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(v) (A) if the proposed Acquisition is an acquisition of the stock or other Equity Interest issued by a Target, the Acquisition will be structured so that (x) the Target will become a wholly-owned Subsidiary directly owned by a Borrower or a Subsidiary that is a Guarantor in accordance with the provisions of Section 6.13 or will be merged with or into a Subsidiary that is a Guarantor or (y) in the case of the Tender Offer, Retailco will acquire all of the common stock that is the subject of such Tender Offer, or (B) if the proposed Acquisition is an acquisition of assets, the Acquisition will be structured so that a Subsidiary that is a Guarantor shall acquire the assets either directly or through a merger; and

(vi) the aggregate amount of Acquisition Consideration shall not exceed the aggregate amount of the Term Loan Commitments then in effect, in the aggregate for all Acquisitions closed from and after the Closing Date.

(f) capital contributions in cash by Retailco to Via Renewables as a “Cure Contribution” under and as defined in the Via Renewables Credit Agreement;

(g) investments in Subsidiaries that are, or will become contemporaneous with such investments, Guarantors;

(h) investments consisting of Hedge Agreements permitted under Section 7.17;

(i) investments constituting non-cash consideration received in connection with any Disposition permitted pursuant to Section 7.4; and

(j) advances to employees for the payment of expenses in the ordinary course of business.

Section 7.6 Limitation on Issuance of Equity. Each Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, issue, sell, assign, or otherwise Dispose of (a) any of its stock or other Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other Equity Interests, or (c) any option, warrant, or other right to acquire any of its stock or other Equity Interests, in each case, other than to a Borrower or another Subsidiary that is a Guarantor.

Section 7.7 Transactions With Affiliates. Each Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of such Borrower or such Subsidiary, except for (a) transactions in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower or such Subsidiary, and (b) Restricted Payments made in accordance with Section 7.4.

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Section 7.8 Disposition of Assets. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly make any Disposition, except (a) Dispositions of Inventory in the ordinary course of business, (b) Dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, (c) Dispositions to any Subsidiary that is a Guarantor or (d) other Dispositions not to exceed $250,000.00 in the aggregate in any fiscal year; provided that the foregoing covenant shall not apply to any Property consisting of Margin Stock.

Section 7.9 Sale and Leaseback. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 7.10 Prepayment of Debt. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt of such Person that is expressly subordinate and junior in right of payment to the payment in full of the Obligations, except as permitted by the terms of the subordination agreement reasonably satisfactory to the Administrative Agent.

Section 7.11 Nature of Business. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof or businesses directly related thereto. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.12 Environmental Protection. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Laws, (b) generate any Hazardous Material in violation of any applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any applicable Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which each Loan Party or any of its Subsidiaries would be responsible.

Section 7.13 Accounting. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Lenders as in effect on the Closing Date, or (b) in Tax reporting treatment, except as required by Law and disclosed to Administrative Agent and Lenders.

Section 7.14 Burdensome Agreements. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors or any other Loan Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document, which (a) directly or indirectly prohibits any Borrower, any of its Subsidiaries that are Guarantors or any other Loan Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries that are Guarantors or any other Loan Party to make any payments, directly or indirectly, to any Borrower or any other Loan Party by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

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Section 7.15 Subsidiaries. Each Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless such Borrower complies with the requirements of Section 6.13.

Section 7.16 Amendments of Certain Documents. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any of their respective Constituent Documents in a manner materially adverse to the interest of the Lenders.

Section 7.17 Hedge Agreements. Each Loan Party shall not, and shall not permit any of its Subsidiaries that are Guarantors to, enter into any Hedge Agreement, except Hedge Agreements entered into to hedge or mitigate risks to which such Loan Party or any Subsidiary thereof that is a Guarantor has actual exposure which (i) are entered into with a Lender or an Affiliate of a Lender or (ii) otherwise have terms and conditions reasonably acceptable to Administrative Agent.

Section 7.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Each Loan Party will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

ARTICLE 8.

FINANCIAL COVENANTS

Each Borrower and each other Loan Party covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder:

Section 8.1 Fixed Charge Coverage Ratio. Borrowers shall, for any Test Period commencing with the First Test Period, maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 during any Test Period.

Section 8.2 Equity Cure.

(a) Borrowers may cure an Event of Default arising out of a breach of the Financial Covenant set forth in Section 8.1 (the “Specified Financial Covenant”) by way of an investment of Curative Equity within ten (10) Business Days after the date on which the Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.1(e) in respect of the fiscal quarter of Borrowers with respect to which any such breach occurred; provided, that Borrowers’ right to so cure an Event of Default shall be contingent on the timely delivery of such Compliance Certificate as required under Section 6.1(e).

(b) Any investment of Curative Equity shall be in an amount equal to the amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenant as of the last day of the most recently ended fiscal quarter of Borrowers, calculated for such purpose as if such amount were additional EBITDA as necessary, of Borrowers as at such date and had been included in the financial calculations of Borrowers on such date.

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(c) In the Compliance Certificate delivered pursuant to Section 6.1(e) in respect of the end of the fiscal quarter of Borrowers on which Curative Equity is used to cure any breach of the Specified Financial Covenant, Borrowers shall (i) include evidence of their receipt of Curative Equity proceeds, and (ii) set forth a calculation of the financial results and balance sheet of Borrowers as at such fiscal quarter end (including for such purposes the proceeds of such Curative Equity as deemed EBITDA for such fiscal quarter end and the three following fiscal quarter ends, as if received on such date), which shall confirm that on a pro forma basis taking into account the application of Curative Equity proceeds, Borrowers would have been in compliance with the Specified Financial Covenant (as at such date).

(d) Upon delivery of a Compliance Certificate pursuant to Section 6.1(e) conforming to the requirements of this Section, any Event of Default that would otherwise exist from a breach of the Specified Financial Covenant shall be deemed cured with no further action required by Lenders. In the event Borrowers do not cure the financial covenant violation as provided in this Section 8.2, the existing Event of Default shall continue unless waived by the Required Lenders in writing.

The provisions of this Section 8.2 may not be utilized in more than two (2) consecutive fiscal quarters and a cumulative total of three (3) times over the term of this Agreement, and the Curative Equity shall not exceed the amount required to cause Borrowers to be in compliance with Section 8.1. For the avoidance of doubt, all Curative Equity shall be disregarded in the calculation of EBITDA for any other purpose.

ARTICLE 9.

DEFAULT

Section 9.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Any Borrower shall fail to pay (i) any principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest, fees or other amounts due under this Agreement within three (3) Business Days of the date due;

(b) Any Loan Party shall fail to provide to Administrative Agent and Lenders timely any notice of Default or default as required by Section 6.1(h) of this Agreement or any Loan Party shall breach any provision of Section 6.1(g), Section 6.1(m), Section 6.2(a), Section 6.5, Section 6.6, Section 6.12, Section 6.13, Section 6.15, Section 6.16, Section 6.17, Section 6.19, Article 7 or Article 8 of this Agreement;

(c) Any representation or warranty made or deemed made by any Borrower or any other Loan Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement or any other Loan Document shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Any Borrower, any of its Subsidiaries that are Guarantors, or any other Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 9.1(a) and (b)), and such failure continues for more than 30 days following the date such failure first began;

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(e) Any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Any Borrower, any of its Subsidiaries that are Guarantors, or any other Loan Party (i) shall fail to pay when due any principal of or interest on any Material Debt (other than the Obligations under the Loan Documents), or the maturity of any such Material Debt shall have been accelerated, or any such Material Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or (ii) any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, after any applicable cure periods, would permit) any holder or holders of such Material Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded; provided that this clause (g) shall not apply to (i) any secured Debt that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Debt (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Debt that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.10;

(h) There shall occur under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (1) any event of default under such Hedge Agreement to which any Borrower, any of its Subsidiaries that are Guarantors, or any other Loan Party is the Defaulting Party (as defined in such Hedge Agreement), or (2) any Termination Event (as so defined) under such Hedge Agreement as to which any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party as a result thereof exceeds $100,000.00;

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Borrower, any of its Subsidiaries that are Guarantors, any other Loan Party or any of their respective equity holders, or any Borrower or any other Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens) upon any of the Collateral purported to be covered thereby;

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(j) Any of the following events shall occur or exist with respect to any Loan Party or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan or Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject any Loan Party or any ERISA Affiliate to any Tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof), which in the aggregate exceed or could reasonably be expected to have a Material Adverse Effect;

(k) A Change of Control shall occur;

(l) Any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(m) Any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000.00 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $100,000.00 in the aggregate shall be rendered by a court or courts against any Borrower, any of its Subsidiaries, or any other Loan Party or any Subsidiary of any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Borrower, such Subsidiary, or such Loan Party or any Subsidiary of any Loan Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) any security interest or Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the Collateral, assets or properties covered thereby; or

(p) The subordination provisions of the documents evidencing or governing any Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Lenders and Administrative Agent or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions

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Section 9.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, without notice do any or all of the following: (a) terminate the Commitments of Lenders or (b) declare the Obligations (other than the Obligations arising out of Bank Product Agreements) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e) or (f), the Commitments of Lenders shall automatically terminate, and the Obligations (other than the Obligations arising out of Bank Product Agreements) shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party. In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, exercise all rights and remedies available to it and Lenders in law or in equity, under the Loan Documents, or otherwise.

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or if an Event of Default exists and the written notice thereof, if any, to Borrowers from Administrative Agent expressly provides that this Section 9.3 shall thereafter apply to any amounts received on account of the Obligations or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting unpaid Bank Product Obligations, ratably among Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that remaining portion of the Obligations, ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.

Notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve allocation to Obligations otherwise set forth in this Section.

Further notwithstanding, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

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Section 9.4 Performance by Administrative Agent. If any Borrower or any other Loan Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of such Borrower or such other Loan Party. In such event, Borrowers shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document.

ARTICLE 10.

AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Woodforest National Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Bank Product Providers) hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 11.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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Section 10.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 10.3 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v) does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “SOFR”.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 10.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrowers or other Loan Party, or a Lender.

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(c) Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 10.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.6 Resignation or Removal of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 10 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

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(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10, Section 11.1, and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither Administrative Agent nor any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent or any other Lender hereafter taken, including any review of the affairs of any Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent or any Lender to any other Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of any Borrower or any other Loan Party or the value of the Collateral or other Properties of Borrower or any other Loan Party or any other Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

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Section 10.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 11.1 or Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 11.1 or Section 11.2.

Section 10.9 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition under the Loan Documents, or (z) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable, under Section 11.10;

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(ii) to subordinate any Lien on any Property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.2; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, and subject to Section 11.10, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.9. Upon the occurrence of any of the events specified in Section 10.9(a)(i)(x), (y) or (z) or Section 10.9(a)(iii), at Borrowers’ expense, Administrative Agent shall execute and deliver to Borrowers such documentation as Borrowers shall reasonably request to release the applicable Collateral from the Liens created by the Loan Documents and/or release the applicable Guarantor from its obligations under its Guaranty, as the case may be.

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10 Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 9.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations).

Section 10.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans, the Commitments or this Agreement,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that none of Administrative Agent or Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 10.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(1) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(2) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this Section 10.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of making payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.13 Other Agent Titles. Anything herein to the contrary notwithstanding, none of the “Sole Bookrunner”, “Arrangers”, any “Syndication Agent” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

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ARTICLE 11.

MISCELLANEOUS

Section 11.1 Expenses.

(a) Borrowers hereby agree to pay promptly on demand: (i) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent and their Related Parties (including Woodforest National Bank in its separate capacities as an “Arranger” and “Sole Bookrunner” with respect to the syndication of the Loans) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent and their Related Parties; (ii) all costs and expenses of Administrative Agent and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, experts and auditors for Administrative Agent and each Lender; (iii) all transfer, stamp, documentary, or other similar Taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, and all costs, expenses, taxes, assessments, and other charges incurred by Administrative Agent in connection with any environmental investigation and audit, appraisal, title insurance premiums, survey and inspection fees and flood determination fees, due diligence and any other such fees as may be related to the Loans and Loan Documents; (iv) all reasonable and documented out-of-pocket costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (vi) all other costs and expenses incurred by Administrative Agent and any Lender in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, any workout or restructuring (including the negotiations thereof), any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s and such Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Loan Parties. Borrowers shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 11.1 shall be a demand obligation owing by Borrowers and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrowers under this Section 11.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

(b) To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.1(a) or Section 11.2 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or against any Related Party of Administrative Agent (or any sub-agent thereof) acting for Administrative Agent (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

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Section 11.2 INDEMNIFICATION. BORROWERS SHALL INDEMNIFY ADMINISTRATIVE AGENT, EACH LENDER, EACH “ARRANGER” AND “SOLE BOOKRUNNER” HEREUNDER WITH RESPECT TO THE SYNDICATION OF THE LOANS, AND EACH RELATED PARTY THEREOF (EACH, AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER LOAN PARTY, (E) ANY LOAN OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING, WITHOUT LIMITATION, ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS, OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS), OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED OR PROSPECTIVE INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY BORROWER OR ANY OTHER LOAN PARTY. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH INDEMNITEE (OR THE REPRESENTATIVES OF SUCH PERSON); provided that such indemnity shall not, as to any Indemnitee, be available to the extent such losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction (z) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or Administrative Agent in their capacities as such). Any amount to be paid under this Section 11.2 shall be a demand obligation owing by Borrowers and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrowers under this Section 11.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

Section 11.3 Limitation of Liability. None of Administrative Agent, any Lender or any of their Related Parties, shall have any liability with respect to, and the Loan Parties hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages (whether in contract, tort or otherwise) suffered or incurred by any Borrower or any other Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Borrower and each other Loan Party hereby waives, releases, and agrees not to sue Administrative Agent or any Lender, or any of their Related Parties, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

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Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent, any Lender shall have the right to act exclusively in the interest of Administrative Agent, such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower or any other Loan Party or any of such Borrower’s or such other Loan Party’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 11.5 Lenders Not Fiduciary. The relationship between each Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, each Lender, on the other hand, is solely that of debtor and creditor, and none of Administrative Agent, Arranger, or any Lender has any fiduciary or other special relationship with any Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between each Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, and each Lender, on the other hand, to be other than that of debtor and creditor.

Section 11.6 Equitable Relief. Each Loan Party recognizes that in the event any Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent, Lenders. Each Loan Party therefore agrees that Administrative Agent or any Lender, if Administrative Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent, any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.25 (subject to the terms of Section 11.23), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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Section 11.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 11.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.8(b)(i)(B) and, in addition: (A) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and provided further, that Borrowers’ consent shall not be required during the primary syndication of the Facilities; and (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan Commitment or any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

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(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that Borrowers shall not be obligated to pay for such processing and recording fee except in the case of any assignment made pursuant to Section 3.6(b). The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any other Loan Party, or either of their Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.1, Section 3.2, Section 11.1 and Section 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d). Upon the consummation of any assignment pursuant to this Section 11.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Houston, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or any other Loan Party or Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each Borrower, each other Loan Party, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.1(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.10 which requires the consent of all Lenders and affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.25 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 11.25; provided further that such Participant agrees to be subject to Section 11.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrowers or any other Loan Party hereunder, the obligations of any Borrower under Sections 11.1 and 11.2 shall survive repayment of the Obligations and termination of the Commitments.

Section 11.10 Amendment. Subject to Section 3.3(b), the provisions of this Agreement and the other Loan Documents to which any Borrower or any other Loan Party is a party may be amended or waived only by an instrument in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and each Loan Party thereto and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:

(a) waive any condition set forth in Section 4.1 (other than Sections 4.1(p)), without the written consent of each Lender;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrowers to pay interest at such rate;

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(e) change any provision of this Section 11.10 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) change Sections 2.8 or 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) subordinates, or has the effect of subordinating, the Obligations hereunder to any other Debt, or subordinates or has the effect of subordinating, Administrative Agent’s lien priority on any Collateral, without the written consent of each Lender; or

(h) release any Borrower, Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) Borrowers and Administrative Agent may amend this Agreement or any other Loan Document without the consent of Lenders (unless the Required Lenders object in writing within five (5) Business Days of notice by Administrative Agent of such amendment) in order to (A) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (B) comply with local Law or advice of local counsel in any jurisdiction the Laws of which govern any Security Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of Administrative Agent, (C) effect the granting, perfection, protection, expansion or enhancement of any security interest or Lien in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (D) make administrative or operational changes not adverse to any Lender or (E) add a Guarantor or Collateral or otherwise enhance the rights and benefits of the Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.11 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule b1.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.11(b) shall be effective as provided in Section 11.11(b).

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(b) Electronic Communications. Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or any Borrower or any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 11.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 11.11 provided by Administrative Agent to each party hereto.

(d) Platform.

(i) Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of communications through the Platform.

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(iii) Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or any Borrower or any other Loan Party and the business affairs of any Borrower and such other Loan Parties via the Internet or other electronic communication method. In no event shall any Authorized Party have any liability to any Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind (whether in tort, contract or otherwise) arising out of any such communications or transmissions, except to the extent that such damages are determined by a court of competent jurisdiction in a final and nonappealable judgment to have directly resulted from the gross negligence or willful misconduct of such Authorized Party; provided, however, that in no event shall any Authorized Party have any liability for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Public Information. Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Administrative Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 11.26); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its Subsidiaries and its securities for the purposes of United States federal or state securities Laws.

Section 11.12 Governing Law; Venue; Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

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(b) Jurisdiction. Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Montgomery County, and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of the other Loan Parties or their Properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process by the mailing thereof, in the manner provided for the mailing of notices in Section 11.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

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 Section 11.16 Construction. Each Borrower and each other Loan Party, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Borrower and each other Loan Party, Administrative Agent and each Lender.

Section 11.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.18 WAIVER OF JURY TRIAL. THE BORROWERS, THE OTHER LOAN PARTIES, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS. THE BORROWERS, THE OTHER LOAN PARTIES, ADMINISTRATIVE AGENT AND THE LENDERS ARE HERBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE BORROWERS, THE OTHER LOAN PARTIES, ADMINISTRATIVE AGENT AND THE LENDERS.

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Section 11.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of each Borrower and each other Loan Party, Administrative Agent and each Lender at all times to comply strictly with the applicable Law governing the Maximum Rate or amount of interest payable on the indebtedness evidenced by any Note, any other Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between any Borrower or any other Loan Party and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) any Borrower or any other Loan Party will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by any Borrower or any other Loan Party of any Note and/or the Related Indebtedness, then it is each Borrower’s and each other Loan Party’s, Administrative Agent’s and each Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrowers or such other Loan Party, as applicable), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then each Borrower, each other Loan Party, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by any Borrower or any other Loan Party that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrowers or such other Loan Party, as applicable, and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrowers and the other Loan Parties to Administrative Agent or such Lender. Each Borrower and each other Loan Party hereby agrees that, as a condition precedent to any claim seeking usury penalties against Administrative Agent or such Lender, such Loan Party will provide written notice to Administrative Agent or any Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or such other Loan Parties, as applicable, or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrowers and the other Loan Parties to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 11.20 Ceiling Election. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, such Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrowers as provided by applicable Law now or hereafter in effect.

Section 11.21 USA Patriot Act Notice. Administrative Agent and each Lender hereby notifies each Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow Administrative Agent and such Lender to identify each Borrower and each other Loan Party in accordance with the Patriot Act. In addition, each Borrower and each other Loan Party agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower or any other Loan Party or any Subsidiary of any Borrower or any other Loan Party is or shall be a Sanctioned Person, (b) not to use or permit the use of proceeds of the Obligations to violate any Anti-Corruption Laws, Anti-Terrorism Laws or any applicable Sanctions, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.

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Section 11.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 11.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrowers and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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Section 11.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 11.23 shall not be construed to apply to: (A) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section 11.23 shall apply).

Each Borrower and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrowers or such other Loan Party, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrowers or such other Loan Party in the amount of such participation.

Section 11.24 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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Section 11.25 Setoff. If an Event of Default exists, Administrative Agent and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to any Borrower or any other Loan Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Lender to such Borrower or such other Loan Party whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 11.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 9.3. As further security for the Obligations, each Borrower and each other Loan Party hereby grants to Administrative Agent and each Lender a security interest in all money, instruments, and other Property of such Borrower or such other Loan Party, as applicable, now or hereafter held by Administrative Agent or such Lender, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s and each Lender’s right of setoff and as further security for the Obligations, each Borrower and each other Loan Party hereby grants to Administrative Agent and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of such Borrower or such other Loan Party, as applicable, now or hereafter on deposit with or held by Administrative Agent or such Lender and all other sums at any time credited by or owing from Administrative Agent or such Lender to such Borrower or such other Loan Party, as applicable. The rights and remedies of Administrative Agent and each Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent or such Lender may have. Administrative Agent and each Lender agrees to notify Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.26 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall otherwise be subject to confidentiality provisions generally), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 11.26, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedge Agreement relating to any Borrower or any other Loan Party and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of any Borrower or any other Loan Party or the Facilities or (v) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (g) with the consent of Borrowers or such other applicable Loan Parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.26 or (ii) becomes available to Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower who did not acquire such information as a result of a breach of this Section. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 11.26, “Information” means all information received from any Borrower or any other Loan Party or any Subsidiary thereof relating to any Borrower or any other Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrowers or any other Loan Party or any Subsidiary thereof; provided that, in the case of information received from Borrowers or any other Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.26 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Loan Party hereto agrees and confirms that, as between such Loan Party and Woodforest National Bank, the obligations of Woodforest National Bank under this Section 11.26 supersede and replace in their respective entireties all confidentiality, non-disclosure and similar obligations of Woodforest National Bank, if any, set forth in any previous agreement between such Loan Party and Woodforest National Bank notwithstanding anything to the contrary contained therein.

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Section 11.27 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, the Texas Uniform Electronic Transactions Act or any other similar state Laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Loan Document.

Section 11.28 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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Section 11.29 Keepwell. Each Qualified ECP Guarantor party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such other Loan Party’s (a) Swap Obligations and (b) obligations under its Guaranty including those with respect to Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section constitutes, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

Section 11.30 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ARTICLE 12.

GUARANTY

Section 12.1 Guaranty. In consideration of the Loans, advances and other credit heretofore or hereafter granted by the Secured Parties to Borrowers pursuant to this Agreement and the other Loan Documents and in further consideration of any Bank Product Agreements, Guarantors hereby, jointly and severally, unconditionally, absolutely and irrevocably, guarantee to the Secured Parties, the due and punctual payment when and as due, including at stated maturity, by acceleration or otherwise, and at all times thereafter, and the due fulfillment and performance of the Obligations. Each Guarantor is jointly and severally liable for the full payment and performance of the Obligations as a primary obligor.

Section 12.2 Payment. If any of the Obligations is not punctually paid when such indebtedness becomes due and payable, either by its terms or as a result of the exercise of any power to accelerate, Guarantors shall, immediately on demand and without presentment, protest, notice of protest, notice of nonpayment, notice of intent to accelerate, notice of acceleration or any other notice whatsoever (all of which are expressly waived in accordance with Section 12.3 hereof), pay the amount due and payable thereon to Administrative Agent, at its Principal Office. It is not necessary for Administrative Agent, in order to enforce such payment by Guarantors, first to institute suit or exhaust its remedies against Borrowers or others liable on the Obligations, or to enforce its rights against any security given to secure such Obligations. Administrative Agent is not required to mitigate damages or take any other action to reduce, collect or enforce the Obligations. No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind which any Guarantor has or may have against any Borrower or any Secured Party shall be available hereunder to Guarantors. No payment by any Guarantor shall discharge the liability of Guarantors hereunder until the Obligations have been fully satisfied and the Release Date shall have occurred. If Administrative Agent must rescind or restore any payment, or any part thereof, received by Administrative Agent on any part of the Obligations, any prior release or discharge from the terms of this Guaranty given Guarantors by Administrative Agent or any reduction of any Guarantor’s liability hereunder shall be without effect, and this Guaranty shall remain in full force and effect.

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Section 12.3 Agreements and Waivers. Each Guarantor:

(a) agrees to all terms and agreements heretofore or hereafter made by Borrowers with Administrative Agent and/or any other Secured Party;

(b) agrees that Administrative Agent may without impairing its rights or the obligations of such Guarantor hereunder, and without consent of or notice to any Guarantor, (i) waive or delay the exercise of any of its rights or remedies against or release any Borrower or any other Person, including, without limitation, any other party who is or whose Property is liable with respect to the Obligations or any part thereof (Guarantors and any such other Person or Persons are hereafter collectively called the “Sureties” and individually called a “Surety”); (ii) take or accept any other security, collateral or guaranty, or other assurance of the payment of all or any part of the Obligations; (iii) release, surrender, exchange, subordinate or permit or suffer to exist any deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustified impairment) of any collateral, Property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations or the liability of such Guarantor or any other Surety; (iv) increase, renew, extend, or modify the terms of any of the Obligations or any instrument or agreement evidencing the same; (v) apply payments by any Borrower, any Surety, or any other Person, to any of the Obligations; (vi) bring suit against any one or more Sureties without joining any other Surety or any Borrower in such proceeding; (vii) compromise or settle with any one or more Sureties in whole or in part for such consideration or no consideration as Administrative Agent may deem appropriate; or (viii) partially or fully release any Guarantor or any other Surety from liability hereunder;

(c) agrees that the obligations of such Guarantor under this Guaranty shall not be released, diminished, or adversely affected by any of the following: (i) the insolvency, bankruptcy, rearrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower or any Surety; (ii) the invalidity, illegality or unenforceability of all or any part of the Obligations or any document or agreement executed in connection with the Obligations, for any reason, or the fact that any debt included in the Obligations exceeds the amount permitted by Law; (iii) the failure of Administrative Agent or any other party to exercise diligence or reasonable care or to act in a commercially reasonable manner in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, Property or security; (iv) the fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations is not properly perfected or created, or proves to be unenforceable or subordinate to any other Lien; (v) the fact that any Borrower has any defense to the payment of all or any part of the Obligations; (vi) any payment by any Borrower or any Surety to Administrative Agent and/or any other Secured Party is a preference under applicable Debtor Relief Laws, or for any reason Administrative Agent and/or any other Secured Party is required to refund such payment or pay such amounts to Borrowers, any such Surety, or someone else; (vii) any defenses which any Borrower could assert on the Obligations, including but not limited to failure of consideration, breach of warranty, fraud, payment, accord and satisfaction, strict foreclosure, statute of frauds, bankruptcy, statute of limitations, lender liability and usury; or (viii) any other action taken or omitted to be taken with respect to this Agreement, the Loan Documents, the Obligations, the security and collateral therefor whether or not such action or omission prejudices such Guarantor or any Surety, or increases the likelihood that such Guarantor will be required to pay the Obligations pursuant to the terms hereof;

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(d) agrees that such Guarantor is obligated to pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not particularly described herein, except for the full and final payment and satisfaction of the Obligations;

(e) to the extent allowed by applicable Law, waives all rights and remedies now or hereafter accorded by applicable Law to guarantors or sureties, including without limitation any defense, right of offset or other claim which such Guarantor may have against any Borrower or which any Borrower may have against Administrative Agent and/or the Lenders;

(f) waives all notices whatsoever with respect to this Guaranty or with respect to the Obligations, including, but without limitation, notice of (i) Administrative Agent’s and/or any other Secured Party’s acceptance hereof or its intention to act, or its action, in reliance hereon; (ii) the present existence, future incurring, or any amendment of the provisions of any of the Obligations or any terms or amounts thereof or any change therein in the rate of interest thereon; (iii) any default by any Borrower or any Surety; or (iv) the obtaining, enforcing, or releasing of any guaranty or surety agreement (in addition hereto), pledge, assignment or other security for any of the Obligations;

(g) waives notice of presentment for payment, notice of protest, protest, demand, notice of intent to accelerate, notice of acceleration and notice of nonpayment, protest in relation to any instrument evidencing any of the Obligations, and any demands and notices required by Law, except as such waiver may be expressly prohibited by Law, and diligence in bringing suits against any Surety; and

(h) waives each right to which it may be entitled by virtue of the Laws of the State of Texas governing or relating to suretyship and guaranties, including, without limitation, any rights under Rule 31, Texas Rules of Civil Procedure, Chapter 51 of the Texas Property Code, Section 17.001 of the Texas Civil Practice and Remedies Code, Section 3.605 of the Uniform Commercial Code, and Chapter 43 of the Texas Civil Practice and Remedies Code, as any or all of the same may be amended or construed from time to time, or the common law of the State of Texas at all relevant times.

Section 12.4 Liability. The liability of each Guarantor under this Guaranty is irrevocable, absolute and unconditional, without regard to the liability of any other Person, and shall not in any manner be affected by reason of any action taken or not taken by Administrative Agent and/or any other Secured Party, which action or inaction is herein consented and agreed to, nor by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment or other security for any of the Obligations. No delay in making demand on Sureties or any of them for satisfaction of the liability hereunder shall prejudice Administrative Agent’s right to enforce such satisfaction. All of Administrative Agent’s rights and remedies shall be cumulative and any failure of Administrative Agent to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter. This is a continuing guaranty of payment, not a guaranty of collection, and this Guaranty shall be binding upon Guarantors regardless of how long before or after the date hereof any of the Obligations were or are incurred.

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Section 12.5 Subordination. If any Borrower or any other Loan Party is now or hereafter becomes indebted to one or more Guarantors (such indebtedness and all interest thereon is referred to as the “Affiliated Debt”), such Affiliated Debt shall be subordinate in all respects to the full payment and performance of the Obligations, and no Guarantor shall be entitled to enforce or receive payment with respect to any Affiliated Debt until the Release Date. Each Guarantor agrees that any Liens, mortgages, deeds of trust, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any other Loan Party’s assets securing the payment of the Affiliated Debt shall be and remain subordinate and inferior to any Liens, mortgages, deeds of trust, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any other Loan Party’s assets securing the payment of the Obligations, and without the prior written consent of Administrative Agent, no Guarantor shall exercise or enforce any creditor’s rights of any nature against any Borrower or any other Loan Party to collect the Affiliated Debt (other than demand payment therefor). In the event of the receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Borrower or any applicable Loan Party as a debtor, Administrative Agent has the right and authority, either in its own name or as attorney-in-fact for any applicable Guarantor, to file such proof of debt, claim, petition or other documents and to take such other steps as are necessary to prove its rights hereunder and receive directly from the receiver, trustee or other court custodian, payments, distributions or other dividends which would otherwise be payable upon the Affiliated Debt. Each Guarantor hereby assigns such payments, distributions and dividends to Administrative Agent, and irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact with authority to make and file in the name of such Guarantor any proof of debt, amendment of proof of debt, claim, petition or other document in such proceedings and to receive payment of any sums becoming distributable on account of the Affiliated Debt, and to execute such other documents and to give acquittances therefor and to do and perform all such other acts and things for and on behalf of such Guarantor as may be necessary in the opinion of Administrative Agent in order to have the Affiliated Debt allowed in any such proceeding and to receive payments, distributions or dividends of or on account of the Affiliated Debt.

Section 12.6 Subrogation. No Guarantor waives or releases any rights of subrogation, reimbursement or contribution which such Guarantor may have, after full and final payment of the Obligations, against others liable on the Obligations. Each Guarantor’s rights of subrogation and reimbursement are subordinate in all respects to the rights and claims of Administrative Agent and the other Secured Parties, and no Guarantor may exercise any rights it may acquire by way of subrogation under this Guaranty, by payment made hereunder or otherwise, until the Release Date. If any amount is paid to any Guarantor on account of such subrogation rights prior to the Release Date, such amount shall be held in trust for the benefit of Administrative Agent and/or the other Secured Parties to be credited and applied on the Obligations, whether matured or unmatured.

Section 12.7 Other Indebtedness or Obligations of Guarantors. If any Guarantor is or becomes liable for any indebtedness owed by any Borrower or any other Loan Party to the Lenders by endorsement or otherwise than under this Guaranty, such liability shall not be affected by this Guaranty, and the rights of Administrative Agent and the Lenders hereunder shall be cumulative of all other rights that Administrative Agent and the Lenders may have against such Guarantor. The exercise by Administrative Agent of any right or remedy hereunder or under any other instrument or at law or in equity shall not preclude the concurrent or subsequent exercise of any other instrument or remedy at law or in equity and shall not preclude the concurrent or subsequent exercise of any other right or remedy. Further, without limiting the generality of the foregoing, this Guaranty is given by Guarantors as an additional guaranty to all guaranties heretofore or hereafter executed and delivered to Administrative Agent and/or the Lenders by Guarantors in favor of Administrative Agent and/or the Lenders relating to the indebtedness of Borrowers and the other Loan Parties to the Secured Parties, and nothing herein shall be deemed to replace or be in lieu of any other of such previous or subsequent guarantees.

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Section 12.8 Costs and Expenses. Guarantors jointly and severally agree to pay to Administrative Agent and the Lenders, upon demand, all losses and costs and expenses, including attorneys’ fees, that may be incurred by Administrative Agent and the Lenders in attempting to cause the Obligations to be satisfied or in attempting to cause satisfaction of Guarantors’ liability under this Guaranty.

Section 12.9 Exercising Rights, Etc. No notice to or demand upon any Guarantor in any case shall, of itself, entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Administrative Agent in exercising any power or right hereunder shall impair such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder.

Section 12.10 Benefit; Binding Effect. This Guaranty shall inure to the benefit of Administrative Agent and each other Secured Party and their respective successors and assigns, and to any interest in any of the Obligations. All of the obligations of Guarantors arising hereunder shall be jointly and severally binding on each of the Persons signing this Guaranty, and their respective successors and assigns (provided, however, that no Guarantor may, without the prior written consent of Administrative Agent in each instance, assign or delegate any of its rights, powers, duties or obligations hereunder, and any attempted assignment or delegation made without Administrative Agent’s prior written consent shall be void ab initio and of no force or effect).

Section 12.11 Multiple Guarantors. It is specifically agreed that Administrative Agent may enforce the provisions hereof with respect to one or more Guarantors without seeking to enforce the same as to all or any Guarantors. If one or more additional guaranty agreements (“Other Guaranties”) are executed by one or more additional guarantors (“Other Guarantors”), which guarantee, in whole or in part, any of the Obligations, it is specifically agreed that Administrative Agent may enforce the provisions of this Guaranty or of Other Guaranties with respect to one or more of Guarantors or any one or more of Other Guarantors under the Other Guaranties without seeking to enforce the provisions of this Guaranty or the Other Guaranties as to all or any of Guarantors or Other Guarantors. Each Guarantor hereby waives any requirement of joinder of all or any other Guarantor or all or any of Other Guarantors in any suit or proceeding to enforce the provisions of this Guaranty or of the Other Guaranties. The liability hereunder of all Guarantors hereunder shall be joint and several.

Section 12.12 Additional Guarantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Guarantors (each, an “Additional Guarantor”), by executing a Guarantor Joinder Agreement. Upon delivery of any such Guarantor Joinder Agreement to Administrative Agent, notice of which is hereby waived by Guarantors, each Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if Additional Guarantor were an original signatory hereto. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary or Affiliate of any Borrower to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto, regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

Section 12.13 Reinstatement. Notwithstanding anything contained in this Agreement or the other Loan Documents, the obligations of each Guarantor under this Article 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

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Section 12.14 Maximum Liability. Anything in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to other Loan Parties or Affiliates of other Loan Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid or Property conveyed by such Guarantor under the Loan Documents) and after giving effect as assets, subject to Section 12.6, to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Guarantor pursuant to (a) applicable Law or (b) any agreement providing for an equitable allocation among such Guarantor and other Loan Parties of obligations arising under the Loan Documents and Bank Product Agreements.

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EXECUTED to be effective as of the date first written above.

BORROWERS:

RETAILCO, LLC, a Texas limited liability company
By:	/s/ William Keith Maxwell III
Name:	William Keith Maxwell III
Title:	Chief Executive Officer

TxEx Energy Investments, LLC, a Texas limited liability company

By:	/s/ William Keith Maxwell III
Name:	William Keith Maxwell III
Title:	Chief Executive Officer

NuDevco Retail, LLC, a Texas limited liability company

By:	/s/ William Keith Maxwell III
Name:	William Keith Maxwell III
Title:	Chief Executive Officer

GUARANTORS:

/s/ William Keith Maxwell III
William Keith Maxwell III, an individual

Electric HoldCo, LLC, a Texas limited liability company

By:	/s/ William Keith Maxwell III
Name:	William Keith Maxwell III
Title:	Chief Executive Officer

Credit Agreement and Guaranty – Signature Page

NuDevco Retail Holdings, LLC, a Texas limited liability company

By:	/s/ William Keith Maxwell III
Name:	William Keith Maxwell III
Title:	Chief Executive Officer

Credit Agreement and Guaranty – Signature Page

ADMINISTRATIVE AGENT:

WOODFOREST NATIONAL BANK, a national banking association

By:	/s/ Andy Gaines
Andy Gaines, Senior Vice President

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LENDERS:

WOODFOREST NATIONAL BANK, a national banking association

By:	/s/ Andy Gaines
Andy Gaines, Senior Vice President

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ORIGIN BANK

By:	/s/ Robert S. Martin
Name:	Robert S. Martin
Title:	Regional EVP

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GRAND BANK,
an Oklahoma banking corporation

By:	/s/ Ben Bredthauer
Name:	Ben Bredthauer
Title:	Senoir Vice President

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